UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PDC ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PDC ENERGY, INC.

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

(303) 860-5800

April 19, 2017

Dear Stockholder of PDC Energy, Inc.:

You are cordially invited to attend the 2017 Annual Meeting of PDC Energy, Inc. to be held on May 30, 2017, at 1:00 p.m. Mountain Time, at the Denver Financial Center at 1775 Sherman Street, Denver, Colorado 80203.

The accompanying Notice of Annual Meeting and Proxy Statement provide information concerning the matters to be considered at the meeting.

We hope you will join us at the Annual Meeting.  Whether or not you plan to attend personally, it is important that your shares be represented at the Annual Meeting.  We value your opinion and encourage you to participate in the Annual Meeting by voting your proxy.  You may vote your shares by using the telephone or Internet voting options described in the attached Notice of Annual Meeting and proxy card.  If you receive a proxy card by mail, you may cast your vote by completing, signing and returning it promptly.  This will ensure that your shares are represented at the Annual Meeting even if you cannot attend in person.

Sincerely,

Barton R. Brookman
President and Chief Executive Officer

PDC ENERGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

TUESDAY, MAY 30, 2017

To the Stockholders of PDC Energy, Inc.:

The 2017 Annual Meeting of PDC Energy, Inc. (the “Company”) will be held on May 30, 2017, at 1:00 p.m. Mountain Time at the Denver Financial Center at 1775 Sherman Street, Denver, Colorado 80203, for the following purposes:

•	To elect the two nominees named in the accompanying Proxy Statement as Class I Directors of the Company, each for a term of three years;

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

•	To conduct an advisory vote on the frequency (every one, two or three years) of future advisory votes on the compensation of the Company’s named executive officers; and

•	To transact any other business that may properly come before the meeting and at any and all adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 31, 2017, as the record date for determining the stockholders having the right to receive notice of, to attend, and to vote at the Annual Meeting or any adjournment or postponement thereof.  The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is required to constitute a quorum.

Please vote by using the telephone or Internet voting options described in the accompanying Notice of Internet Availability of Proxy Materials or, if the attached Proxy Statement and a proxy card were mailed to you, please sign, date and return the proxy card in the enclosed envelope as soon as possible.

By Order of the Board of Directors,

Daniel W. Amidon
Senior Vice President, General Counsel and Secretary

April 19, 2017

PDC ENERGY, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 30, 2017 at

1:00 p.m. Mountain Time at

The Denver Financial Center

1775 Sherman Street

Denver, Colorado 80203

The accompanying proxy is solicited by the Board of Directors (“Board”) of PDC Energy, Inc. (“PDC,” the “Company,” “we,” “us” or “our”) for use at the annual meeting of the stockholders of the Company (the “Annual Meeting”) to be held on May 30, 2017, at 1:00 p.m. Mountain Time and at any and all adjournments or postponements of the Annual Meeting, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting.  On or about April 19, 2017, we began mailing notices containing instructions for accessing this Proxy Statement and our annual report online, and we began mailing proxy materials to stockholders who had previously requested delivery of the materials in paper form.  For information on how to vote your shares, see the instructions included on the proxy card or instruction form described under “Information About Voting and the Meeting” herein.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY

OF PROXY MATERIALS FOR THE ANNUAL MEETING

TO BE HELD ON MAY 30, 2017

The Notice of Annual Meeting, the Proxy Statement for the 2017 Annual Meeting, and the 2016 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are available at www.envisionreports.com/PDCE.

INFORMATION ABOUT VOTING AND THE MEETING

Who May Vote

Stockholders of PDC, as recorded in the Company’s stock register on the record date of March 31, 2017, may vote at the Annual Meeting.  The outstanding voting securities of the Company as of March 31, 2017, consisted of 65,782,611 shares of common stock.  Each share of common stock is entitled to one vote on each matter considered at the meeting.

How Proxies Work

The Board is asking for your proxy.  Giving the Board your proxy means that you authorize our representatives to vote your shares at the Annual Meeting in the manner you direct.  We will vote your shares as you specify.  You may vote for, or withhold your vote from, one or both of the two Class I Director nominees.  You may also vote for or against the other proposals, or abstain from voting.  If your shares are held in your name with our transfer agent (which is sometimes referred to as being a “stockholder of record”), you can vote by completing, signing, and dating your proxy card and returning it in the enclosed envelope.  If you provide a signed proxy but do not specify how to vote, your shares will be voted (1) in favor of approval of both of the Class I Director nominees named in this Proxy Statement; (2) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; (3) to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (as defined herein); and (4) to approve, on an advisory basis, a proposal that future advisory votes on the compensation of the Company’s Named Executive Officers be held every year.  If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy.

If you hold shares through a broker, bank, or other nominee, you will receive material from that firm asking how you want to vote and instructing you of the procedures to follow in order for you to vote your shares.  If the nominee does not receive voting instructions from you, it may vote only on proposals that are considered “routine” matters under applicable rules.  Without your instruction, the nominee may vote only on the ratification of the appointment of PwC as our independent registered public accounting firm for 2017.  A nominee’s inability to vote because it lacks discretionary authority to do so is commonly referred to as a “broker non-vote.”  The effect of broker non-votes may be different for each of the various proposals to be voted upon at the Annual Meeting.  For a description of the effect of broker non-votes on each proposal, see “Votes Needed” below.

Voting 401(k) and Profit Sharing Plan Shares

If you are a participant in PDC’s 401(k) and Profit Sharing Plan and have shares of PDC common stock credited to your plan account as of the record date, you have the right to direct the plan trustee how to vote those shares.  The trustee will vote the shares in your plan account in accordance with your instructions.  Your vote may not be counted if your proxy card is not received by May 24, 2017.  You cannot vote such shares at the Annual Meeting or change your vote.

Revoking a Proxy

If you are a stockholder of record, you may revoke your initial proxy vote before it is voted at the Annual Meeting by:

•	Submitting a new signed proxy with a later date;

•	Notifying PDC’s Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

•	Appearing at the Annual Meeting, notifying the inspector of the election that you wish to revoke your proxy, and voting in person at the Annual Meeting. Merely attending the Annual Meeting will not result in revocation of your proxy.

If you hold your shares through a broker, bank or other nominee, you must follow their instructions to revoke your voting instructions or to otherwise vote at the Annual Meeting.

Quorum

In order to carry on the business of the Annual Meeting, there must be a quorum.  This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person.  Treasury shares, which are shares owned by PDC itself, are not voted and do not count for this purpose.  Abstentions and broker non-votes will count for quorum purposes.

Votes Needed

The following table presents the voting requirements for electing the two Class I Director nominees, for determining the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers, and for approving the other proposals presented in this Proxy Statement.  Under the “Uncontested Elections Policy” contained in Section 3(e) of our Corporate Governance Guidelines, which may be viewed on our website at www.pdce.com, any nominee who receives a greater number of “withhold” votes than “for” votes is required to submit to the Board a letter of resignation for consideration by the Nominating and Governance (“N&G”) Committee.  For more information about our Uncontested Elections Policy, see “Corporate Governance — Uncontested Elections Policy” below.

PROPOSAL	VOTE REQUIRED TO ELECT OR APPROVE
Proposal No. 1 Elect two Class I Directors.

The two Class I Director nominees who receive the greatest number of votes will be elected Class I Directors for a three-year term ending in 2020.  There is no cumulative voting for Directors.  Abstentions and broker non-votes will have no effect on the election of Directors.

Proposal No. 2 Ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

The affirmative vote of a majority of votes present or represented at the Annual Meeting is required for ratification.  Abstentions will be counted as votes against Proposal No. 2.  Brokers will have discretionary authority to vote on Proposal No. 2.

Proposal No. 3 Approve, on an advisory basis, the compensation of the Company’s Named Executive Officers.

The affirmative vote of a majority of votes present or represented at the Annual Meeting is required for approval.  Abstentions will be counted as votes against Proposal No. 3.  Broker non-votes will have no effect on the vote on Proposal No. 3.

Proposal No. 4 Approve, on an advisory basis, the frequency (every one, two or three years) of future advisory votes on the compensation of the Company’s Named Executive Officers.

The frequency option that receives the highest number of votes cast is the option that will be deemed approved by the stockholders.  Abstentions and broker non-votes will have no effect on Proposal No. 4.

Attending in Person

Only stockholders or their proxy holders, and PDC guests, may attend the Annual Meeting.  For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases, packages or other items deemed unnecessary in PDC’s discretion will be permitted at the Annual Meeting.  In addition, each stockholder, proxy holder, and PDC guest may be asked to present valid, government-issued picture identification, such as a driver’s license, before being admitted to the Annual Meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the Annual Meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on March 31, 2017, the record date for receiving notice of, attending, and voting at the Annual Meeting.

Conduct of the Meeting

The Chairman and Chief Executive Officer have broad authority to conduct the Annual Meeting in an orderly and timely manner.  This authority includes establishing rules for stockholders who wish to speak at the Annual Meeting.  The Chairman and Chief Executive Officer may also exercise broad discretion in recognizing stockholders who wish to speak and in determining the extent of discussion on each item of business.  In light of the need to conclude the Annual Meeting within a reasonable period of time, there can be no assurance that every stockholder who wishes to speak on an item of business will be able to do so.  The Chairman and the Chief Executive Officer may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting is conducted in a manner that is fair to all stockholders.

Solicitation of Proxies

The Company will bear all costs related to the solicitation of proxies.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable and appropriate expenses incurred by them in sending the Notice of Internet Availability of Proxy Materials to the beneficial owners of the Company’s common stock.  In addition to solicitations by mail, Directors, officers and employees of the Company may solicit proxies by telephone and, to the extent necessary, other electronic communication and personal interviews, without additional compensation.  The Company has entered into an agreement with Morrow Sodali LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902, as its proxy solicitor and anticipates paying approximately $8,500 for such services.

Appraisal Rights

No action is proposed at the Annual Meeting for which the laws of the State of Delaware or our Bylaws provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

Contact Information

If you have questions or need more information about the Annual Meeting, you may write to or call:

Corporate Secretary

PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, CO 80203

(303) 860-5800

corpsecretary@pdce.com

For information about shares registered in your name, call PDC at (800) 624-3821.  You are also invited to visit PDC’s website at www.pdce.com.  The Company’s website materials are not incorporated by reference into this Proxy Statement.

PROPOSALS REQUIRING STOCKHOLDER VOTE

PROPOSAL NO. 1 — ELECT TWO CLASS I DIRECTORS

(Proposal 1 on the Proxy Card)

As of the date of this Proxy Statement and as permitted by the Company’s Bylaws, the Board consists of eight members (“Directors”) divided into three classes.  Directors are usually elected for three-year terms.  The terms for members of each class end in successive years.

The Board has nominated two continuing Class I Directors, David C. Parke and Jeffrey C. Swoveland, to stand for re-election to the Board for three-year terms expiring in 2020.  Mr. Parke joined the Board in 2003 and currently serves as a member of the Compensation Committee, which he chairs, and the N&G Committee.  Mr. Swoveland joined the Board in 1991 and currently serves as the Non-Executive Chairman of the Board, as well as a member of the Audit and Compensation Committees.

The appointed proxies will vote your shares in accordance with your instructions and for the election of the two Class I Director nominees, unless you withhold your authority to vote for one or more of them.  The Board does not contemplate that any of the Director nominees will become unavailable for any reason; however, if any Director is unable to stand for election, the Board may reduce the size of the Board or select a substitute.  Your proxy cannot otherwise be voted for a person who is not named in this Proxy Statement as a candidate for Director, or for a greater number of persons than the number of Director nominees named.

Board of Directors

As of the Annual Meeting, the composition of the Board and the term of each Director is expected to be as follows:

NOMINEES	FIRST ELECTED DIRECTOR	EXPIRATION OF CURRENT TERM
CLASS I:
David C. Parke	2003	2017
Jeffrey C. Swoveland	1991	2017

CLASS II:
Anthony J. Crisafio	2006	2018
Kimberly Luff Wakim	2003	2018
Randy S. Nickerson	2017	2018

CLASS III:
Larry F. Mazza	2007	2019
Barton R. Brookman	2015	2019

Name, Principal Occupation for Past Five Years and Other Directorships

NOMINEES FOR TERM EXPIRING IN 2020 — CLASS I

Name:	David C. Parke, Director
Age:	50
Committees:	Compensation (Chair) Nominating & Governance

•	Mr. Parke, who was first elected to the Board in 2003, has served as a Managing Director of EVOLUTION Life Science Partners since October 2014. From June 2011 until October 2014, he was a Managing Director in the investment banking group of Burrill Securities LLC, an investment banking firm.  From 2006 until June 2011, he was Managing Director in the investment banking group of Boenning & Scattergood, Inc., a regional investment bank.  Prior to joining Boenning & Scattergood, from October 2003 to November 2006, he was a Director with the investment banking firm Mufson Howe Hunter & Company LLC.  From 1992 through 2003, Mr. Parke was Director of Corporate Finance of Investec, Inc. and its predecessor, Pennsylvania Merchant Group Ltd., both investment banking companies.  Prior to joining Pennsylvania Merchant Group, Mr. Parke served in the corporate finance departments of Wheat First Butcher & Singer, now part of Wells Fargo, and Legg Mason, Inc., now part of Stifel Nicolaus.

•	The Board has concluded that Mr. Parke is qualified to serve as a Director because, among other things, he has extensive investment banking and strategic advisory experience, including experience in the oil and gas area, allowing him to contribute broad financial and investment banking expertise to the Board and to provide guidance on capital markets and acquisition matters.

Name:	Jeffrey C. Swoveland, Director (Non-Executive Chairman)
Age:	62
Committees:	Audit Compensation

•	Mr. Swoveland, a National Association of Corporate Directors Board Leadership Fellow, was first elected to the Board in 1991 and was elected Non-Executive Chairman of the Board in June 2011. From 2006 until January 2014, Mr. Swoveland was first Chief Operating Officer and later President and Chief Executive Officer of ReGear Life Sciences, Inc. (previously named Coventina Healthcare Enterprises), which develops and markets medical device products. From 2000 until 2007, Mr. Swoveland served as Chief Financial Officer of Body Media, Inc., a life-science company. Prior thereto, from 1994 to September 2000, Mr. Swoveland held various positions including Vice President of Finance, Treasurer and interim Chief Financial Officer with Equitable Resources, Inc., a diversified natural gas company. Mr. Swoveland also has worked as a geologist and exploratory geophysicist for both major and independent oil and gas companies. Mr. Swoveland served as a member of the Board of Directors of Linn Energy, LLC (NASDAQ: LINE), a public independent oil and natural gas company, from 2006 to 2017.

•	The Board has concluded that Mr. Swoveland is qualified to serve as a Director because, among other things, he brings to the Board extensive corporate management, accounting and finance experience, and oil and gas industry expertise. Additionally, his prior service as a director of another public energy company allows him to provide leadership and knowledge of best practices that benefit the Company and his guidance and understanding of management processes of other oil and gas companies benefits the Company as it continues to grow.

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2018 — CLASS II

Name:	Anthony J. Crisafio, Director
Age:	64
Committees:	Audit Compensation

•

Mr. Crisafio, a Certified Public Accountant (“CPA”) and a National Association of Corporate Directors Board Leadership Fellow, was first elected to the Board in 2006.  Mr. Crisafio has served as an independent business consultant for more than 20 years, providing financial and operational advice to businesses in a variety of industries.  He has served as the part-time contract Chief Financial Officer for a number of companies in the past five years including Empire Energy,

LLC, MDS Associated Companies, and TruFoodMfg.  Mr. Crisafio served as Chief Operating Officer, Treasurer and member of the Board of Directors of Cinema World, Inc. from 1989 until 1993.  From 1975 until 1989, he was employed by Ernst & Young LLP, last serving as a partner from 1986 to 1989.  He was responsible for several Securities and Exchange Commission (“SEC”) registered client engagements and gained significant experience with oil and gas industry clients and mergers and acquisitions.  Mr.Crisafio also serves as an Advisory Board member for a number of privately held companies.

•	The Board has concluded that Mr. Crisafio is qualified to serve as a Director because, among other things, he is a CPA and brings to the Board more than 30 years of financial accounting and business management expertise.

Name:	Randy S. Nickerson, Director
Age:	55
Committees:	None

•	Mr. Nickerson was elected to the Board on March 4, 2017. Mr. Nickerson most recently served as the Executive Vice President, Corporate Strategy of Marathon Petroleum Corporation (“MPC”) and Executive Vice President and Chief Commercial Officer, MarkWest assets, of the general partner of MPLX LP (“MPLX”). Mr. Nickerson announced his retirement from these positions, effective April 1, 2017, and now serves MPC and MPLX in a consulting and advisory capacity. Mr. Nickerson joined MPC in 2015, at the time of MPC and MarkWest combination. From 1995 to 2015, Mr. Nickerson worked for MarkWest Energy Partners and its predecessors and affiliated entities (“MarkWest”) in a series of operational and technical positions of increasing responsibility, culminating with the role of Senior Vice President, Corporate Development and Chief Commercial Officer. Prior to his time with MarkWest, Mr. Nickerson served as Senior Project Manager and Regional Engineering Manager for Western Gas Resources, Inc., from 1990 to 1995, and for Chevron USA and Meridian Oil Inc. in various process and project engineering positions from 1984 to 1990. Mr. Nickerson earned a bachelor’s degree in chemical engineering from the Colorado State University.

•	The Board has concluded that Mr. Nickerson is qualified to serve as a Director because, among other things, he has over 30 years of experience in oil and gas operations, with a focus on midstream asset development and management, a critical element of the Company’s current strategy.

Name:	Kimberly Luff Wakim, Director
Age:	59
Committees:	Audit Compensation Nominating and Governance

•	Ms. Wakim, an attorney and CPA, was first elected to the Board in 2003. Ms. Wakim is a Partner with the law firm Clark Hill, PLC (formerly Thorp, Reed & Armstrong LLP), where she is a member of the Corporate Restructuring and Bankruptcy Practice group. She has practiced law with the firm since 1990. Ms. Wakim was previously an auditor with Main Hurdman (now KPMG) and was Assistant Controller for PDC from 1982 to 1985. She has been a member of the American Institute of Certified Public Accountants and the West Virginia Society of Certified Public Accountants for more than 20 years.

•	The Board has concluded that Ms. Wakim is qualified to serve as a Director because, among other things, she is an attorney and CPA, and brings to the Board a combination of a strong legal background and expertise in accounting oversight. Ms. Wakim received a BSBA from West Virginia University and a J.D. from the West Virginia College of Law.

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2019 — CLASS III

Name:	Barton R. Brookman, Director, President and Chief Executive Officer
Age:	54
Committees:	None

•	Mr. Brookman, the Company’s President and Chief Executive Officer (“CEO”), was appointed to the Board on January 1, 2015, simultaneous with his appointment as the Company’s CEO. Mr. Brookman originally joined the Company in July 2005 as Senior Vice President-Exploration and Production; he was appointed to the position of Executive Vice President and Chief Operating Officer in June 2013 and then served as President and Chief Operating Officer from June 2014 through December 2014. Prior to joining PDC, Mr. Brookman worked for Patina Oil and Gas and its predecessor Snyder Oil from 1988 until 2005 in a series of operational and technical positions of increasing responsibility, ending his service at Patina as Vice President of Operations.

•	The Board has concluded that in addition to his status of CEO of the Company, Mr. Brookman is qualified to serve as a Director due, among other things, to his many years of oil and gas industry executive management experience, his active involvement in industry groups and his knowledge of current developments and best practices in the industry. Mr. Brookman holds a B.S. in Petroleum Engineering from the Colorado School of Mines and a M.S. in Finance from the University of Colorado.

Name:	Larry F. Mazza, Director
Age:	56
Committees:	Audit Compensation Nominating and Governance (Chair)

•	Mr. Mazza, a CPA, was first elected to the Board in 2007. Mr. Mazza is President, Chief Executive Officer and Director of MVB Financial Corp (“MVB”), a multi-state financial services company. He has more than 28 years of experience in both large banks and community banks and is one of seven members of the West Virginia Board of Banking and Financial Institutions, which oversees the operation of financial institutions throughout West Virginia and advises the state Commissioner of Banking. Mr. Mazza is also an entrepreneur and is co-owner of nationally-recognized sports media business Football Talk, LLC, a pro football website and content provider for NBC SportsTalk. He also serves on the board of directors of a private financial technology startup, Billgo, headquartered in Fort Collins, Colorado. Prior to joining MVB in 2005, Mr. Mazza was Senior Vice President & Retail Banking Manager for BB&T Bank’s West Virginia North region. Mr. Mazza was employed by BB&T and its predecessors from 1986 to 2005. Prior thereto, Mr. Mazza was President of Empire National Bank, and later served as Regional President of One Valley Bank. Mr. Mazza also previously worked for KPMG (or its predecessors) as a CPA with a focus on auditing.

•	The Board has concluded that Mr. Mazza is qualified to serve as a Director because, among other things, he is a CPA, a CEO, and has extensive leadership and banking experience. Mr. Mazza also provides an important link to community and employee stakeholders, demonstrating a continuing commitment to our workforce located in Bridgeport, West Virginia. Mr. Mazza graduated from West Virginia University with a degree in Business Administration.

The election of the Class I Directors will be effected by an affirmative vote of a plurality of the outstanding common shares.  Abstentions and broker non-votes will have no effect on the election of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS I NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL NO. 1.  PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is comprised of five Directors and operates under a written charter adopted by the Board.  Each member of the Audit Committee meets the independence requirements of Rule 5605(a)(2) of the NASDAQ listing standards and other applicable standards.  The duties of the Audit Committee are summarized in this Proxy Statement under “Standing Committees of the Board” and are more fully described in its charter, which can be viewed on the Company’s website at www.pdce.com under “Corporate Governance.”

Management is responsible for the Company’s internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.  The Audit Committee’s responsibilities include monitoring and overseeing these processes.

The Audit Committee held five meetings during 2016.  In addition, the Audit Committee has authorized Audit Committee member Joseph E. Casabona to serve as a sub-committee of the Audit Committee to review and approve SEC periodic financial filings and other actions of the partnerships for which the Company serves as managing general partner (collectively, the “Partnerships”).  The sub-committee met six times during 2016 to review such partnership filings and PDC’s Form 11-K.  The Audit Committee also authorized Audit Committee member Anthony J. Crisafio to serve as a sub-committee of the Audit Committee during 2016 to assist the Company with its Chief Financial Officer search.  This sub-committee ceased its activity in December 2016 following the hire of Mr. David Honeyfield as Chief Financial Officer.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2016 (the “Audited Financial Statements”) with the Company’s management and PwC, the Company’s independent registered public accounting firm.  The Audit Committee also discussed with PwC the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements of Auditing Standards AU § 380) as adopted by the PCAOB in Rule 3200T, as amended.  The Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526 and has discussed with PwC its independence from the Company.  The Audit Committee has discussed with management and PwC such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Audit Committee has recommended that the Board include the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Joseph E. Casabona, Chair

Anthony J. Crisafio

Larry F. Mazza

Jeffrey C. Swoveland

Kimberly Luff Wakim

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PROPOSAL NO. 2 — RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2 on the Proxy Card)

The Audit Committee has appointed PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and the Company is submitting the appointment of PwC to the stockholders for ratification.  If the appointment of PwC is not ratified, the Audit Committee will reconsider its selection.  A representative of PwC is expected to attend the meeting and will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES	2016	2015
Audit Fees (1)	$2,420,000	$2,120,000
Audit-Related Fees (2)	26,513	110,247
Tax Fees (3)	24,854	42,883
All Other Fees (4)	—	154,585

Total Fees	$2,471,367	$2,427,715

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for audit procedures performed with regard to the Company’s annual consolidated financial statements and the report on management’s assessment of internal controls over financial reporting and the effectiveness of the Company’s internal controls over financial reporting, including reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including fees related to comfort letters and consents issued in conjunction with our securities offerings.
(2)	Audit-Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s annual consolidated financial statements and are not reported under “Audit Fees.” Fees billed primarily include our proportionate share of amounts billed to the Company-sponsored partnerships for the audits of their annual financial statements. Total amounts billed to the Company-sponsored partnerships in 2016 and 2015 were $70,000 and $282,300, respectively.
(3)	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning for the Company and its proportionately consolidated entities.
(4)	Other fees consist of aggregate fees billed for product and services other than services reported above.

Audit Committee Pre-Approval Policies and Procedures

The Sarbanes-Oxley Act of 2002 requires that all services provided to the Company by its independent registered public accounting firm be subject to pre-approval by the Audit Committee or authorized Audit Committee members.  The Audit Committee has adopted policies and procedures for pre-approval of all audit services and non-audit services to be provided by the Company’s independent registered public accounting firm.  Services necessary to conduct the annual audit must be pre-approved by the Audit Committee annually.  Permissible non-audit services to be performed by the independent accountant may also be approved on an annual basis by the Audit Committee if they are of a recurring nature.  Permissible non-audit services which are to be performed by the independent accountant and are not eligible for annual pre-approval must be pre-approved individually by the full Audit Committee or by an authorized Audit Committee member.  Actual fees incurred for all services performed by the independent accountant will be reported to the Audit Committee after the services are fully performed.  All of the services described in “Principal Accountant Fees and Services” were approved by the Audit Committee pursuant to its pre-approval policies in effect at the time.  The duties of the Audit Committee are described in the Audit Committee Charter, which can be viewed on the Company’s website at www.pdce.com under “Corporate Governance.”

The proposal to ratify the appointment of PwC will be approved if it receives the affirmative vote of a majority of shares of common stock of the Company present or represented at the Annual Meeting and entitled to vote on this proposal.  Abstentions will be counted as votes against this proposal.  Brokers will have discretionary authority to vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 2.  PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 3 — APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(Proposal 3 on the Proxy Card)

The stockholders of the Company are entitled to cast an advisory non-binding vote at the Annual Meeting on the compensation of the Company’s Named Executive Officers (as defined below).  While this vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will take into consideration the outcome of the vote in connection with their ongoing evaluation of the Company’s compensation program.  In 2011, based on the stockholder vote at the 2011 Annual Meeting of Stockholders and engagement with some of the Company’s largest stockholders, the Company determined to hold a “say-on-pay” vote annually, consistent with the majority of votes cast in favor of an annual advisory vote.  The next non-binding advisory vote regarding such frequency will be held at the Annual Meeting, in accordance with SEC rules.  (See Proposal 4 on the Proxy Card).

As described more fully under “Compensation Discussion and Analysis” below, the Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve the annual and long-term performance necessary to create stockholder value.  The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.

The Company’s practice of targeting the median in compensation and placing a significant portion of each Named Executive Officer’s compensation at risk demonstrates its pay-for-performance philosophy.  In 2016, approximately 81 percent of the target compensation for our Named Executive Officers, other than the CEO, was in the form of variable compensation which was “at risk” (i.e., incentive cash compensation, performance-based equity, stock appreciation rights (“SARs”) and restricted stock units).  For the Company’s CEO, this amount was 85 percent in 2016.

Each of the Named Executive Officers has been granted significant equity awards, typically subject to ratable vesting over a three year period, to provide a stake in the Company’s long-term success.  The Company also has demanding stock ownership guidelines applicable to its Named Executive Officers.  The Company believes that this “tone at the top” guides the Company’s other officers and management personnel to obtain and maintain meaningful ownership stakes in the Company.

The Compensation Committee considers the results of the non-binding “say-on-pay” vote of our stockholders in making prospective compensation decisions.  At our 2016 annual meeting of stockholders, over 98 percent of the votes cast approved, on an advisory basis, the compensation of our Named Executive Officers.  Accordingly, the Compensation Committee concluded that our executive compensation programs generally meet the expectations of our stockholders.  We did not make any material changes to our executive compensation programs in 2016.

In light of the foregoing, the Company believes that the compensation of the Named Executive Officers for 2016 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its stockholders.  Stockholders are being asked to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative disclosure in this Proxy Statement for the Company’s 2017 Annual Meeting.

This advisory vote will be approved if it receives the affirmative vote of a majority of shares of common stock of the Company present or represented at the Annual Meeting and entitled to vote on this proposal.  Abstentions will be counted as votes against this proposal.  Broker non-votes will not affect the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION SET FORTH IN THIS PROPOSAL NO. 3.  PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 4 — FREQUENCY OF ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

(Proposal 4 on the Proxy Card)

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the stockholders of the Company are entitled to cast an advisory vote at the Annual Meeting to determine how frequently they should consider and cast an advisory vote to approve the compensation of the Company’s Named Executive Officers.  The choices are: every one year, every two years, every three years, or abstain.

The Company has held an advisory vote to approve the compensation of the Company’s Named Executive Officers every year for the last six years.  The Company, the Compensation Committee, and the Board of Directors believe that holding an advisory vote of Named Executive Officer compensation allows our stockholders to provide direct input into our executive officer compensation philosophies.  Accordingly, the Company, the Compensation Committee and the Board of Directors believe that it is appropriate and in the best interest of the Company and the Company’s stockholders to cast an advisory vote on executive compensation annually.

The advisory vote on the frequency of future stockholder advisory votes on the Company’s executive compensation is not binding on the Board; however, the Board and the Compensation Committee will carefully consider the voting results.  The Company values the opinions of its stockholders and will consider the outcome of the vote when making its determination regarding how frequently this advisory vote will be held.  Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.  Abstentions and broker non-votes will not affect the outcome of this proposal.  If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote for a frequency of ANNUAL future advisory votes regarding executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY OF EVERY ONE YEAR WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.  PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.  THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS’ SPECIFICATIONS.

ALL OTHER BUSINESS THAT MAY COME BEFORE THE 2017 ANNUAL MEETING

As of the date of this Proxy Statement, the Board is not aware of any matters to be brought before the Annual Meeting other than the matters set forth in this Proxy Statement.  However, if other matters properly come before the meeting in accordance with our Bylaws and SEC rules, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters pursuant to such proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of April 3, 2017, by (1) each person known by the Company to own beneficially more than five percent of the outstanding shares of common stock; (2) each Director of the Company; (3) each Named Executive Officer; and (4) all Directors and executive officers as a group.  Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.  As of April 3, 2017, 65,874,870 shares of common stock of the Company were outstanding.  Except as otherwise indicated, the address for each of the named security holders is c/o 1775 Sherman Street, Suite 3000, Denver, Colorado 80203.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned

FMR LLC 245 Summer Street Boston, MA 02210	7,100,771	(1)	10.8%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	6,447,925	(2)	9.9%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,797,569	(3)	7.3%

Barton R. Brookman, Jr.	191,120	(4)	*

David W. Honeyfield	—	(5)	*

Lance A. Lauck	128,632	(6)	*

Scott J. Reasoner	55,614	(7)	*

Daniel W. Amidon	98,515	(8)	*

R. Scott Meyers	4,903	(9)	*

Jeffrey C. Swoveland	20,657	(10)	*

Kimberly Luff Wakim	12,954	(11)	*

David C. Parke	14,825	(12)	*

Anthony J. Crisafio	14,318	(13)	*

Joseph E. Casabona	26,817	(14)	*

Larry F. Mazza	22,290	(15)	*

Randy S. Nickerson	—	(16)	*

Gysle R. Shellum	7,560	(17)	*

All directors and executive officers as a group (14 persons)	598,205	(18)	*

*	Represents less than 1% of the outstanding shares of common stock.
(1)	As reported on a Schedule 13G/A filed with the SEC by FMR LLC on February 14, 2017, FMR LLC is a parent holding company in accordance with SEC Rule 13d-1(b)1(ii)(G) and holds sole voting power as to 674,730 shares and sole dispositive power as to 7,100,771 shares.

(2)	As reported on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 17, 2017, BlackRock, Inc. holds sole voting power as to 6,310,685 shares and sole dispositive power as to 6,447,925 shares.
(3)	As reported on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2017, The Vanguard Group is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E) and holds sole voting power as to 66,573 shares, sole dispositive power as to 4,728,193 shares and shared dispositive power as to 69,376 shares.
(4)	Excludes 66,326 restricted stock units subject to vesting greater than 60 days after April 3, 2017; includes 77,015 shares subject to SARs exercisable within 60 days of April 3, 2017.
(5)	Excludes 18,632 restricted stock units subject to vesting greater than 60 days after April 3, 2017.
(6)	Excludes 26,137 restricted stock units subject to vesting greater than 60 days after April 3, 2017; includes 51,578 shares subject to SARs exercisable within 60 days of April 3, 2017.
(7)	Excludes 20,164 restricted stock units subject to vesting greater than 60 days after April 3, 2017; includes 8,359 shares subject to SARs exercisable within 60 days of April 3, 2017.
(8)	Excludes 17,814 restricted stock units subject to vesting greater than 60 days after April 3, 2017; includes 49,296 shares subject to SARs exercisable within 60 days of April 3, 2017.
(9)	Excludes 12,713 restricted stock units subject to vesting greater than 60 days after April 3, 2017.
(10)	Excludes 5,809 restricted stock units subject to vesting greater than 60 days after April 3, 2017; includes 3,247 common shares deferred pursuant to Non-Employee Director Deferred Compensation Plan.
(11)	Excludes 4,639 restricted stock units subject to vesting greater than 60 days after April 3, 2017; includes 7,124 common shares deferred pursuant to the Non-Employee Director Deferred Compensation Plan.
(12)	Excludes 4,639 restricted stock units subject to vesting greater than 60 days after April 3, 2017; includes 1,697 common shares deferred pursuant to the Non-Employee Director Deferred Compensation Plan.
(13)	Excludes 4,639 restricted stock units subject to vesting greater than 60 days after April 3, 2017; includes 425 common shares deferred pursuant to the Non-Employee Director Deferred Compensation Plan.
(14)	Excludes 4,639 restricted stock units subject to vesting greater than 60 days after April 3, 2017.
(15)	Excludes 4,639 restricted stock units subject to vesting greater than 60 days after April 3, 2017.
(16)	Excludes 2,423 restricted stock units subject to vesting greater than 60 days after April 3, 2017.
(17)	The shares reported are based on the Company’s knowledge and were determined in accordance with the latest Form 4 filed by the Company on Mr. Shellum’s behalf, dated July 5, 2016. Transactions in Company stock by Mr. Shellum since that date, if any, are not reflected in this number.
(18)	Excludes 193,213 restricted stock units subject to vesting greater than 60 days after April 3, 2017; includes 12,493 common shares deferred pursuant to the Non-Employee Director Deferred Compensation Plan and 186,248 SARs exercisable within 60 days of April 3, 2017.

Each SAR referenced in the footnotes above entitles the executive officer to receive the difference between the fair market value of a share of our common stock on the date of exercise and its value on the date of initial grant, which ranged from $24.44 to $51.63, payable in shares only.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, Directors and holders of more than 10 percent of the common stock are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.  If requested, the Company assists its executive officers and Directors in complying with the reporting requirements of Section 16(a) of the Exchange Act.

Based solely on a review of the reports furnished to the Company or on written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the fiscal year ended December 31, 2016, the Company’s executive officers and Directors and owners of more than 10 percent of the Company’s common stock timely filed all reports they were required to file under Section 16(a) of the Exchange Act, with the exception of one Form 4 amendment filed on April 5, 2016 that reported the award of restricted stock units to Mr. Scott Meyers (the original Form 4 filed on April 1, 2016 inadvertently failed to report the award of such restricted stock units).

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and function of the Board and establish the Board’s policies on a number of corporate governance issues.  Among other matters, the Corporate Governance Guidelines address:

•	Director selection qualification and responsibilities;

•	The holding and frequency of executive sessions of independent directors, Board self-evaluation and senior executive performance reviews;

•	Board committee structure and function;

•	Succession planning; and

•	Governance matters, standard of business conduct and Board committee responsibilities.

The Corporate Governance Guidelines were most recently amended on June 4, 2015.

Uncontested Elections Policy

The Corporate Governance Guidelines include an Uncontested Elections Policy (the “Policy”).  Under the Policy, any nominee for Director in an uncontested election who receives a greater number of “withhold” votes than “for” votes will submit to the Board a letter of resignation for consideration by the N&G Committee.  The N&G Committee will promptly consider the tendered resignation and will recommend to the Board whether or not to accept the tendered resignation or to take other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withhold” votes in a different way.

In making this recommendation, the N&G Committee will consider all factors deemed relevant by its members.  These factors may include the underlying reasons for stockholders’ withholding of votes from such Director nominee (if ascertainable), the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, whether the Company will remain in compliance with applicable laws, rules, regulations and governing documents if it accepts the resignation and, generally, whether or not accepting the resignation is in the best interests of the Company and its stockholders.  In considering the N&G Committee’s recommendation, the Board will take into account the factors considered by the N&G Committee and such additional information and factors as the Board believes to be relevant.

Other Corporate Governance Documents

The Company’s website includes the Corporate Governance Guidelines and the following additional governance documents:

Director Nomination Procedures

Director Stock Ownership Guidelines

Insider Trading Policy

Shareholder Communication Policy

Audit Committee Charter

Compensation Committee Charter

Nominating and Governance Committee Charter

Non-Executive Chairman Charter

Code of Business Conduct and Ethics

Waivers of Potential Conflicts of Interest

Board of Directors

The Company’s Bylaws provide that the number of members of the Board shall be designated from time to time by a resolution of the Board, provided that pursuant to the Company’s Certificate of Incorporation (the “Charter”) the number of directors on the Board shall in no event be fewer than three or more than nine.  As of the date of this Proxy Statement, the designated number of Directors is eight.  Under the Charter, the Board is divided into three separate classes of Directors which are required to be as nearly equal in number as practicable.  At each annual meeting of stockholders, one class of Directors whose term has expired may be elected to a new term of three years.  The classes are staggered so that the term of one class expires each year.

There is no family relationship between any Director or executive officer of the Company.  There are no arrangements or understandings between any Director or officer and any other person pursuant to which the person was selected as an officer or Director of the Company.

Director Independence

In affirmatively determining whether a Director is “independent,” the Board analyzes and reviews NASDAQ listing standards, which set forth certain circumstances under which a director may not be considered independent.  The current President and CEO of the Company, Mr. Brookman, is not independent under such standards.  Audit Committee and Compensation Committee members are subject to additional, more stringent independence requirements.

The Board has reviewed the business and charitable relationships between the Company and each non-employee Director (“Non-Employee Director”) to determine compliance with the NASDAQ listing standards and to evaluate whether there are any other facts or circumstances that might impair a Non-Employee Director’s independence.  The Board has affirmatively determined that each of the Non-Employee Directors (i.e., Messrs. Casabona, Crisafio, Mazza, Nickerson, Parke and Swoveland, and Ms. Wakim) is independent under NASDAQ Listing Rule 5605, the Exchange Act and our Board committee charter requirements.

Board Meetings and Attendance

The Board has a standing Audit Committee, Compensation Committee and N&G Committee.  Actions taken by these committees are reported to the Board at its next meeting.  During 2016, each Director other than Mr. Nickerson, who joined the Board on March 4, 2017, attended at least 75 percent of all meetings of the Board and committees of which he or she was a member.  As specified in the Corporate Governance Guidelines, Directors are strongly encouraged, but not required, to attend the Annual Meeting.  All of the Directors (other than Ms. Wakim, who attended via teleconference, and Mr. Nickerson, who was not a director at that time) attended the 2016 annual meeting of stockholders held on June 9, 2016.

The following table identifies the members of each committee of the Board, the chair of each committee, and the number of meetings held in 2016.

2016 BOARD AND COMMITTEE MEMBERSHIPS
Director	Board of Directors		Audit Committee		Compensation Committee		Nominating and Governance Committee
Barton R. Brookman	x
Joseph E. Casabona	x		x	(1)			x
Anthony J. Crisafio	x		x		x
Larry F. Mazza	x		x		x		x	(1)
David C. Parke	x				x	(2)	x
Jeffrey C. Swoveland(3)	x		x		x
James M. Trimble(4)	x
Kimberly Luff Wakim	x		x		x	(2)	x
Number of Meetings in 2016	10	(5)	5	(6)	9		5

1.	Served as Chair the entire year.
2.	Ms. Wakim served as Chair of the Compensation Committee from January 1, 2016, through October 14, 2016, at which time the role transitioned to Mr. Parke.
3.	Non-Executive Chairman.
4.	Mr. Trimble ceased to serve as a director of the Company following the 2016 annual meeting of stockholders.
5.	In addition to the ten regular meetings that were held during 2016, there were an additional 10 meeting updates held during 2016, which were primarily related to the Company’s Delaware Basin Transactions (as defined below). See Compensation Discussion and Analysis — 2016 Business Highlights for a description of the Delaware Basin Transactions.
6.	A sub-committee of the Audit Committee held six additional meetings in 2016 related to SEC filings for partnerships for which the Company serves at the managing general partner the Company’s Form 11-K, and related matters.

The Non-Employee Directors generally meet in “executive session” in connection with each regularly scheduled Board meeting — i.e., without Mr. Brookman, the Company’s President and CEO, or other members of management present.  Mr. Swoveland chairs these sessions; however, the other Non-Employee Directors may, in the event of his absence, select another Director to preside over the executive session.

STANDING COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is composed entirely of persons whom the Board has determined to be independent under NASDAQ Listing Rule 5605(a)(2), Section 301 of the Sarbanes-Oxley Act of 2002, Section 10A(m)(3) of the Exchange Act and the relevant provisions of the Audit Committee Charter.  The Board has adopted the Audit Committee Charter, which was most recently amended on September 18, 2015, and is posted on the Company’s website at www.pdce.com under Corporate Governance.  The Board assesses the adequacy of the Audit Committee Charter on an annual basis and revises it as necessary.  The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined by SEC regulations.  The Audit Committee’s primary purpose is to assist the Board in monitoring the integrity of the Company’s financial reporting process, systems of internal controls, financial statements, and compliance with legal and regulatory requirements.

Additionally, the Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors engaged by the Company for the purpose of preparing or issuing an audit report or related work.  In performing its responsibilities, the Audit Committee:

•	Monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	Monitors the independence of the independent registered public accounting firm; and

•	Provides an avenue for communications among the independent registered public accounting firm, management and the Board.

Compensation Committee

The Board has determined that all members of the Compensation Committee are independent of the Company under Rules 5605(a) (2) and 5605(d)(2) of the NASDAQ listing standards.  The Board has adopted a Compensation Committee Charter, which was most recently amended and restated in September 2013, and is posted on the Company’s website at www.pdce.com under Corporate Governance.  In performing its responsibilities, the Compensation Committee:

•	Oversees the development of a compensation strategy for the Company’s Named Executive Officers;

•	Evaluates the performance of and establishes the compensation of the CEO;

•	Reviews and approves the elements of compensation for other senior executive officers of the Company;

•	Negotiates and approves the terms of employment and severance agreements with executive officers of the Company and approves all Company severance and change in control plans;

•	Reviews the Directors’ compensation and recommends to the Board any changes in such compensation;

•	Reviews and approves performance criteria and results for bonus and performance-based equity awards for senior executive officers and approves awards to those officers;

•	Recommends to the Board equity-based incentive plans necessary to implement the Company’s compensation strategy, approves all equity grants under the plans and administers all equity-based incentive programs of the Company, which may include specific delegation to management to grant awards to non-executive officers; and

•	Reviews and approves Company contributions to Company-sponsored retirement plans.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks during fiscal year 2016.

Nominating and Governance Committee

The Board has determined that all members of the N&G Committee are independent of the Company under Rule 5605(a)(2) of the NASDAQ listing standards.  The Board has adopted a Nominating and Governance Committee Charter, which was most recently amended and restated on June 4, 2015 and can be viewed on the Company’s website at www.pdce.com under Corporate Governance.  In performing its responsibilities, the N&G Committee:

•

Assists the Board by identifying and recruiting individuals qualified to become Board members and recommending nominees for election at the next annual meeting of stockholders or to fill any vacancies;

•	Recommends to the Board and oversees development of corporate governance and ethics policies applicable to the Company;

•	Leads the Board in its annual self-assessment of the Board’s and its committees’ performance and the members’ contributions; and

•	Assists the Board in creating and maintaining an appropriate committee structure, and recommends to the Board the nominees for membership on, and Chair of, each committee, as well as the Non-Executive Chair position.

Board Leadership Structure

Although the Board has no specific policy with respect to the separation of the offices of Chairman and CEO, the Board believes that our current leadership structure, under which Mr. Brookman currently serves as President and CEO and Mr. Swoveland serves as Non-Executive Chairman of the Board, is the appropriate structure for our Board at this time.  Since June 2011, the roles of Chairman and CEO have been held by separate individuals.  We currently believe that as Directors continue to have increasing oversight responsibilities, it is beneficial to have an independent, separate Chairman who has the responsibility of leading the Board, allowing the CEO to focus on leading the Company.  We believe our CEO and Chairman have an excellent working relationship which, given the separation of their positions, provides strong Board leadership while positioning our CEO as the leader of the Company in front of our employees and stockholders.  The Board reconsiders this structure at least annually.

DIRECTOR COMPENSATION

Non-Employee Directors’ compensation is reviewed annually by the Compensation Committee and is approved by the Board.  We compensate Directors on an annual basis with a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on our Board and to align Directors with our stockholders.  In determining how much to compensate our Directors, we consider the significant amount of time they spend fulfilling their duties, as well as the competitive market for skilled directors.  No compensation is paid to our CEO for his service on the Board.

In 2016, the Compensation Committee used its independent compensation consultant to review executive compensation and to conduct an annual review of the total compensation of our Non-Employee Directors (see “Role of the Compensation Consultant” in the Compensation Discussion and Analysis section of this Proxy Statement).  The consultant evaluated board and committee retainer fees, potential meeting fees and stock-based long-term incentives using, as the competition benchmark, total compensation paid to the directors of the energy companies which comprise the Company’s peer group used to determine 2016 executive compensation.

Below is a summary of the compensation paid to our Non-Employee Directors for service in 2016.  All Board and committee retainers are paid in quarterly installments.

Cash Compensation

Annual Board Retainer

Each Non-Employee Director received an annual cash retainer of $75,000 for service on the Board and for attendance at all Board meetings.  The Non-Executive Chairman received an additional cash retainer of $100,000.

Annual Committee Retainers

Each Non-Employee Director receives an annual cash retainer for service on each committee and for attendance at committee meetings on which he or she serves.  The Non-Employee Directors are not paid based on the number of meetings they attend.  The chair of each committee receives an additional annual retainer for his or her services as chair.  The following table shows the committee and chair retainers:

COMMITTEE RETAINERS

Committee	Committee Retainer	Additional Committee Chair Retainer
Audit	$15,000	$20,000
Compensation	12,000	15,000
Nominating and Governance	6,000	10,000

In addition:

•	The Audit Committee has established a sub-committee to review and approve SEC financial filings for certain partnerships for which the Company is the managing general partner. Mr. Casabona was the sole member of this committee in 2016 and received a cash retainer of $5,500 in this capacity.

•	The Audit Committee established a sub-committee in 2016 to consult with management on the search for a successor Chief Financial Officer. Mr. Crisafio was the sole member of this committee in 2016 and was paid $41,925 for serving in this capacity.

Equity Compensation

In January 2016, the Non-Employee Directors were awarded restricted stock units for their service on the Board.  The Non-Executive Chairman was granted restricted stock units targeted to be the equivalent of $175,000 (3,115 restricted stock units) and the remaining Non-Employee Directors each received restricted stock units targeted to be the equivalent of $140,000 (2,492 restricted stock units).  The restricted stock units vest ratably over three years and were granted under the Company’s Amended and Restated 2010 Long-Term Equity Compensation Plan, which was most recently approved by stockholders in 2013 (as the same has been amended from time to time, the “2010 LTI Plan”).

Deferred Compensation

Each Non-Employee Director may choose to defer all or a portion of his or her annual cash compensation and all or a portion of his or her eligible restricted stock units pursuant to the Non-Employee Director Deferred Compensation Plan (the “Deferred Comp Plan”).  All compensation that is deferred pursuant to the Deferred Comp Plan is used to acquire shares of phantom stock, which shares are credited with hypothetical earnings and losses as if invested in common stock of the Company.  As of December 31, 2016, four Directors had deferred cash and/or equity compensation in accordance with the Deferred Comp Plan.

Director Stock Ownership Requirements and Prohibition on Certain Transactions

Each Non-Employee Director is expected to hold shares of Company stock in an amount equal to at least five times his or her annual Board retainer.  Compliance with ownership requirements is reviewed annually.  Qualifying stock holdings include directly-owned shares and unvested Company restricted stock units, as well as stock equivalents held in the Deferred Comp Plan.  Directors are expected to comply with the ownership guidelines within five years of their election to the Board.  As of December 31, 2016, all of the Directors met or exceeded the ownership expectations under the guidelines.  The Director Stock Ownership Guidelines can be reviewed on the Company’s website at www.pdce.com under “Corporate Governance.”

The Company’s Insider Trading Policy expressly prohibits Non-Employee Directors from short-term trading (purchasing and selling Company securities within a six-month period), short sales of Company securities, hedging or monetization transactions through financial instruments (such as prepaid variable forwards, equity swaps, collars and/or exchange funds), holding securities in margin accounts or pledging securities as collateral for loans, or engaging in other transactions that are intended to hedge against the economic risk of owning Company stock.

Director Compensation

Compensation paid to the Non-Employee Directors for 2016 was as follows:

2016 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Joseph E. Casabona(3)	121,500	128,662	250,162
Anthony J. Crisafio(4)	143,925	128,662	272,587
Larry F. Mazza	118,000	128,662	246,662
David C. Parke	93,000	128,662	221,662
Jeffrey C. Swoveland(5)	202,000	160,828	362,828
Kimberly Luff Wakim (6)	123,000	128,662	251,662

(1)	Includes annual Board retainer, regular committee and committee chair retainers, Audit sub-committee fees, any cash compensation paid for participation on the Special Committee, and retainers for the Non-Executive Chairman of the Board. No per-meeting fees are paid.
(2)	On January 11, 2016, the Company awarded 3,115 restricted stock units to the Non-Executive Chairman and 2,492 restricted stock units to each other Non-Employee Director equal to $175,000 and $140,000 of value, respectively, using the average of the 15-day closing prices ending ten days prior to the grant date ($56.18). The slightly lower amounts reported in the table reflect the grant date fair value as computed in accordance with FASB ASC Topic 718.
(3)	Mr. Casabona’s cash compensation includes $5,500 for his audit sub-committee services related to the Partnerships.
(4)	Mr. Crisafio’s cash compensation includes $41,925 for his audit sub-committee services to consult with management on the search for a successor Chief Financial Officer.
(5)	Mr. Swoveland’s cash compensation includes $100,000 for his service as Non-Executive Chairman.
(6)	Mr. Nickerson joined the Board in March, 2017, and therefore received no compensation during 2016.

DIRECTOR QUALIFICATIONS AND SELECTION

The Board has adopted Director Nomination Procedures that prescribe the process the N&G Committee will use to recommend nominees for election to the Board.  The Director Nomination Procedures can be viewed on the Company’s website.  The N&G Committee evaluates each candidate based on his or her level and diversity of experience and knowledge (specifically within the industry and relevant industries in which the Company operates, as well as his or her overall experience and knowledge), skills, education, reputation, integrity, professional stature and other factors that may be relevant depending on the particular candidate.

Additional factors considered by the N&G Committee include the size and composition of the Board at the time, and the benefit to the Company of a broad mixture of skills, experience and perspectives on the Board.  Accordingly, one or more of these factors may be given more weight in a particular case at a particular time, although no single factor is viewed as determinative.  The N&G Committee has not specified any minimum qualifications that it believes must be met by any particular nominee.

The N&G Committee identifies Director candidates primarily through recommendations made by the Non-Employee Directors.  These recommendations are developed based on the Non-Employee Directors’ knowledge and experience in a variety of fields and on research conducted by the Company at the N&G Committee’s direction.  The N&G Committee also considers recommendations made by Directors, employees, stockholders and others, including search firms.  All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Director Nomination Procedures.  The N&G Committee has the authority to engage consultants to help identify or evaluate potential Director nominees, but did not do so in 2016.

Diversity Consideration

In addition to qualities of intellect, integrity and judgment, the N&G Committee takes into consideration diversity of background, senior management experience, education and an understanding of some combination of oil and gas marketing, finance, technology, government regulation and public policy.  The N&G Committee makes its determination in the context of an assessment of the perceived needs of the Board at that point in time.  The N&G Committee evaluates all Director nominees, including any nominees recommended by stockholders, using these criteria.  The Director nomination process specifically includes disclosure of the diversity provided by each candidate, and diversity is considered as part of the overall assessment of the Board’s functioning and needs.

STOCKHOLDER RECOMMENDATIONS AND NOMINATIONS

Stockholder Recommendations

The N&G Committee will consider Director candidates recommended by stockholders of the Company on the same basis as those recommended by other sources.  Any stockholder who wishes to recommend a prospective Director nominee should notify the N&G Committee by writing to the N&G Committee at the Company’s headquarters or by email to board@pdce.com.  All recommendations will be reviewed by the N&G Committee.  A submission recommending a nominee should include:

•	Sufficient biographical information to allow the N&G Committee to evaluate the potential nominee in light of the Director Nomination Procedures;

•	An indication as to whether the proposed nominee will meet the requirements for independence under NASDAQ and SEC guidelines;

•	Information concerning any relationships between the potential nominee and the stockholder recommending the potential nominee; and

•	An indication of the willingness of the proposed nominee to serve if nominated and elected.

Stockholder Nominations

Stockholders may nominate candidates for election to the Board.  The Company’s Bylaws require that stockholders who wish to submit nominations for election to the Board at a meeting of stockholders follow certain procedures.  The stockholder must give written notice to the Corporate Secretary at PDC Energy, Inc., 1775 Sherman Street, Suite 3000, Denver, Colorado 80203 or may email notice to board@pdce.com.  In the case of an annual meeting, the notice must be provided not later than 80 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.  If the date of the annual meeting is more than 30 days before or more than 60 days after that anniversary date, however, for notice by such stockholder to be timely, it must be received not earlier than 90 days and not later than 80 days before the annual meeting, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to such annual meeting, within 10 days following the Company’s public announcement of the date of its annual meeting.  The stockholder must be a stockholder of record at the time the notice is given and at the time of the annual meeting.  The written notice must set forth, among other things, (1) as to each nominee, all information relating to that person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to serving as a Director if elected); (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and address of the stockholder, as they appear on the Company’s books, and of such beneficial owner, and (b) the class and number of shares of the Company’s securities that are beneficially owned by such stockholder and the beneficial owner.

THE BOARD’S ROLE IN RISK MANAGEMENT

The Board seeks to understand and oversee the Company’s critical business risks.  Risks are considered in every business decision, including by means of Board oversight of the Company’s internal risk management system.  For instance, an assessment of potential risks (financial and otherwise) is included in every acquisition proposal presented to the Board.  The Board understands that it is not possible or desirable to eliminate all risk and that appropriate risk-taking is essential in order to achieve the Company’s objectives.

The Board is responsible for general oversight of the risks of the Company, including overseeing risks related to the Company’s key strategic goals.  While the entire Board is responsible for Company-wide risk oversight, individual committees also have roles in risk review.  The Audit Committee is the primary committee overseeing risk and specifically reviews risks and related controls in areas that it considers fundamental to the integrity and reliability of the Company’s financial statements.  The Compensation Committee considers risks related to the structure and size of the Company’s compensation plans, as set out below.

We believe that our Board leadership structure supports its risk oversight function.  Among other things, there is open and continuous communication between our management and our Directors.

Compensation Risk Assessment

We do not believe that the Company’s executive or non-executive compensation structure is reasonably likely to have a material adverse effect on the Company.  Risk-mitigating features of our executive and non-executive compensation structure include:

•	A balance of short-term and long-term programs to ensure focus on both elements of Company performance;

•	Limitations on awards payable to any individual under our bonus programs, along with Compensation Committee discretion to decrease bonus payouts in the event that it believes excessive risk was taken;

•	“Clawback” provisions are applicable to all Named Executive Officers through the terms of their employment agreements or pursuant to the Company’s Clawback Policy, as applicable;

•	Stock ownership requirements are in place for our Named Executive Officers and Non-Employee Directors; and

•	An Insider Trading Policy that prohibits employees and Directors from transacting Company shares without first obtaining pre-clearance from the Company’s General Counsel, even during open trading windows.

COMMUNICATION WITH DIRECTORS BY STOCKHOLDERS

Stockholders may communicate with the Board or a committee of the Board by writing to the attention of the Board or committee at the Company’s corporate headquarters or by emailing the Board at board@pdce.com with “Board Communication” or the appropriate Board committee indicated in the subject line.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all Directors, officers, employees, agents, consultants and representatives of the Company and is reviewed at least annually by the N&G Committee.  The Company’s principal executive officer, principal financial officer and principal accounting officer are subject to additional specific provisions under the Code of Conduct.  The Code of Conduct can be viewed on the Company’s website at www.pdce.com.  In the event the Board approves an amendment to or a waiver of any provisions of the Code of Conduct, the Company will disclose the information on its website.  In 2016, the Board approved a waiver regarding any potential conflict related to (1) Mr. Swoveland’s prior service on the Board of Directors of Linn Energy, LLC; and (2) the service of Mr. Trimble on the Board of Directors of Callon Petroleum Company (during 2016, when Mr. Trimble still served on the Board).  Mr. Swoveland’s waiver can be found on the Company’s website.

TRANSACTIONS WITH RELATED PERSONS

Related Transactions

During 2016, there was no transaction or series of transactions, nor is there any currently proposed transaction, involving an amount exceeding $120,000 in which the Company is a participant and/or in which any Director, executive officer, known holder of more than five percent of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest for which disclosure is required under Item 404 of Regulation S-K.

Policies and Procedures With Respect to Transactions with Related Persons

The Board has adopted a written policy for the review, approval and ratification of transactions that involve related parties and potential conflicts of interest.  The related party transaction policy applies to each Director and executive officer of the Company, any nominee for election as a Director, any security holder who is known to own more than five percent of the Company’s voting securities, any immediate family member of any of the foregoing persons and any corporation, firm or association in which one or more of the Company’s Directors are directors or officers, or have a substantial financial interest.

Under our related-party transaction policy, a related person transaction is a transaction or arrangement involving a related person in which the Company is a participant or that would require disclosure in the Company’s filings with the SEC as a transaction with a related person.  The related person must disclose to the Audit Committee any potential related person transactions and must disclose all material facts with respect to such transaction and relationship.  All related person transactions so disclosed will be reviewed by the Audit Committee.  In determining whether to approve or ratify a transaction, the Audit Committee will consider the relevant facts and circumstances of the transaction, which may include factors such as the relationship of the related person with the Company, the materiality or significance of the transaction to the Company and the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company from an unrelated party and the impact of the transaction on the Company’s business and operations.

ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.  Copies of the Company’s SEC filings are available at http://www.sec.gov and through a link from the Company’s website at www.pdce.com.  These documents may also be viewed at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

EXECUTIVE OFFICERS

The current executive officers of the Company, their principal occupations for the past five years, and additional information is set forth below.

BARTON R. BROOKMAN, 54, see “Continuing Directors with Term Expiring in 2019 — Class III” for biographical information concerning Mr. Brookman.

LANCE A. LAUCK, 54, was appointed Executive Vice President Corporate Development and Strategy in January 2015.  Mr. Lauck has overall responsibilities for PDC’s business development, acquisitions and divestitures, strategic planning, corporate reserves and midstream and marketing.  Mr. Lauck joined PDC in August 2009 as Senior Vice President Business Development with the added responsibility of leading PDC’s strategic planning efforts.  Previously, he served as Vice President — Acquisitions and Business Development for Quantum Resources Management LLC from 2006 to 2009.  From 1988 until 2006, Mr. Lauck worked for Anadarko Petroleum Corporation, where he initially held production, reservoir and acquisition engineering positions before being promoted to various management level positions in the areas of acquisitions and business development, ending his service as General Manager, Corporate Development.  From 1984 to 1988, Mr. Lauck worked as a production engineer for Tenneco Oil Company.  Mr. Lauck graduated from the University of Missouri-Rolla in 1984 with a Bachelor of Science degree in Petroleum Engineering.

DAVID W. HONEYFIELD, 50, Chief Financial Officer and Senior Vice President, joined PDC in December 2016.  Mr. Honeyfield has over 25 years of energy and natural resource related experience, including a background in accounting, finance, midstream and marketing, operations, treasury, and capital markets.  Mr. Honeyfield was most recently Vice President and Chief Financial Officer for Jonah Energy LLC based in Denver, Colorado.  His previous experience includes six years at Intrepid Potash, Inc. most recently as President and Chief Financial Officer.  Previously, he served in various leadership roles at SM Energy Company, Cimarex Energy Co., and Arthur Andersen LLP.  Mr. Honeyfield currently serves on the Board of Directors for Children’s Hospital Colorado where he chairs the Finance Committee.  He also serves on the Board of the Winter Park Ski Education Foundation, and was former President of the Board for Habitat for Humanity of Metro Denver.  Mr. Honeyfield holds a BA in Economics from the University of Colorado and is a Certified Public Accountant.

DANIEL W. AMIDON, 56, Senior Vice President, General Counsel and Secretary, was appointed General Counsel and Secretary in July 2007 and Senior Vice President in 2012.  Prior to joining the Company, Mr. Amidon was employed by Wheeling-Pittsburgh Steel Corporation beginning in July 2004, where he served in several positions including General Counsel and Secretary.  Prior thereto, Mr. Amidon was employed by J&L Specialty Steel Inc. from 1992 through July 2004 in positions of increasing responsibility, including General Counsel and Secretary.  Mr. Amidon practiced with the Pittsburgh, Pennsylvania law firm of Buchanan Ingersoll PC from 1986 through 1992.  Mr. Amidon graduated from the University of Virginia, with honors, majoring in economics.  He received his J.D. from the Dickinson School of Law (now Penn State Law).

SCOTT J. REASONER, 56, is the Company’s Chief Operating Officer, a position to which he was appointed in January 2017.  Mr. Reasoner joined the Company in April 2008 as Vice President of Western Operations.  Mr. Reasoner has over 30 years of technical and management experience in the energy industry.  Before joining PDC, he served as a Business Unit Manager with Noble Energy Inc. where he was responsible for the Mid-Continent team.  Prior to his work with Noble Energy, Mr. Reasoner worked for Patina Oil and Gas Company as Production Manager and later as Vice President Operations.  His earlier experience includes positions with Snyder Oil Corporation and Vessel Oil and Gas Company.  Mr. Reasoner graduated from of the Colorado School of Mines with a degree in Petroleum Engineering, has earned an MBA from the University of Colorado, and is a Registered Professional Engineer.

With the exception of Messrs. Reasoner and Honeyfield, each of the above was an executive officer of the Company in September 2013, when each of twelve partnerships for which the Company was the managing general partner filed for bankruptcy in the federal bankruptcy court, Northern District of Texas, Dallas Division.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on its review and discussions, recommends its inclusion in this Proxy Statement.

David C. Parke, Chair

Anthony J. Crisafio

Larry F. Mazza

Jeffrey C. Swoveland

Kimberly Luff Wakim

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee (referred to in this section as the “Committee”) believes that executives should be paid based on the performance of the Company.  This Compensation Discussion and Analysis (“CD&A”) provides stockholders with an understanding of our compensation philosophy, objectives, policies and practices in place during 2016, as well as the factors considered by the Committee in making compensation decisions.  This CD&A focuses on the compensation of our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), our three other most highly compensated officers, and where required, Messrs. Gysle Shellum and Scott Meyers, each of whom served as the Company’s Principal Financial Officer for a period of time during 2016 (collectively, the “Named Executive Officers”), namely:

Barton R. Brookman	President and Chief Executive Officer
David W. Honeyfield	Senior Vice President — Chief Financial Officer
Lance A. Lauck	Executive Vice President — Corporate Development and Strategy
Scott J. Reasoner	Senior Vice President — Chief Operations Officer
Daniel W. Amidon	Senior Vice President — General Counsel and Secretary
Gysle R. Shellum	Former Senior Vice President — Chief Financial Officer
R. Scott Meyers	Vice President and Chief Accounting Officer/Former Interim Principal Financial Officer

Leadership Changes

In October 2015, Mr. Shellum announced his intention to retire from the Company.  In order to encourage a smooth transition of his duties as CFO, the Company and Mr. Shellum entered into a Retirement Agreement pursuant to which Mr. Shellum agreed to continue as CFO through his retirement date of June 30, 2016.  Mr. Honeyfield was hired as the Company’s CFO and Senior Vice President effective December 19, 2016.  During the interim period between Mr. Shellum’s retirement and Mr. Honeyfield’s hire, Mr. Meyers, the Company’s Chief Accounting Officer, was assigned the duties of Principal Financial Officer.  We believe the retirement of Mr. Shellum and transfer of his CFO responsibilities had little impact on ongoing operations or investor confidence.  Mr. Honeyfield’s compensation is described below under “Agreements with Named Executive Officers — Employment Package with Mr. Honeyfield.”  Mr. Shellum’s Retirement Agreement is outlined below under “Potential Payments Upon Termination or Change in Control — Shellum Retirement Agreement.”

2016 Business Highlights

PDC experienced a transformational year in 2016.  Despite facing low commodity prices at the beginning of the year, we developed and expanded our top-tier asset base while maintaining a strong balance sheet and cash on hand heading into 2017.  We were able to do this, in part, by securing industry-leading oil and gas hedges in 2014 prior to the price decline, which covered much of our production in 2016.  This provided a significant positive impact on cash flow for the year.  We also made a number of operational improvements and cost reductions during 2016, which further enhanced our 2016 performance.  We believe that this performance permitted the Company to stand out among our peers and allowed us to execute and finance acquisitions of approximately 62,500 net acres in Reeves and Culberson Counties, Texas that closed in December 2016 (the “Delaware Basin Transactions”).  The Delaware Basin Transactions were supported by investors, helping us grow from an enterprise value of $2.7 billion at the beginning of the year to $5.9 billion at year-end.

Key highlights of our achievements in 2016 include:

•	Achieved outstanding operational performance for the year including:

•	Year-over-year production growth of 44 percent, despite 30 percent decline in year-over-year in capital expenditures; and

•	Continued technical advancements and efficiencies in the Wattenberg Field including our first 2-mile horizontal well.

•	Successfully signed and closed the Delaware Basin Transactions and completed an acreage trade in the Wattenberg basin;

•	Added significant value and drilling flexibility;

•	Added high economic value drilling locations with tremendous upside allowing us to take advantage of our operational efficiencies; and

•	To fund the Delaware Basin Transactions, we successfully raised $1.2 billion in capital markets transactions with favorably priced discounts and interest rates.

•	Maintained a strong financial and liquidity position, including:

•	Completion of a successful equity offering for net proceeds of $295 million in March 2016;

•	16 percent growth in adjusted cash flow from operating activities year-over-year;

•	Net cash flow from operating activities exceeded capital expenditures by $85 million;

•	Hedges generated $208 million of cash flow in 2016; and

•	Bank group re-affirmed the borrowing base under our revolving credit facility at $700 million.

For additional discussion of our 2016 results, see “Annual Cash Incentives — 2016 Performance Results.”

Stock Price Performance

The results of our performance over the last several years is reflected in our stock price, and stock price performance is relevant in determining our total shareholder return (“TSR”) which is one of the components of our overall executive compensation consideration.  Although one-year TSR is near the average, our stock price has exceeded most of our peers over the last three years, as shown below.  The majority of our peers saw their stock prices fall below December 31, 2014 levels by the end of 2015, resulting in significant one-year gains in 2016 compared to PDC’s steady year-over-year growth during the industry downturn.

*	The peer group shown is the same peer group used for the 2016 performance share grant under the Company’s long-term incentive program. This does not necessarily reflect the same group we considered our peers three years ago. TSR is determined using an average stock price for the 20 trading days prior to the beginning of the period and the 20 days ending with the last day of the period adjusted for dividends for the period. Under the 3-year calculation, Parsley Energy’s TSR calculation was based on a twenty day average beginning from its May 23, 2014 initial public offering date.

2016 Compensation Highlights

We made the following key compensation decisions for 2016 related to our Named Executive Officers:

•	Adjusted base salaries and target total compensation upward to be more in line with the Company’s 2016 peer group. In addition, we adjusted the compensation packages of Messrs. Brookman and Reasoner upward to be closer to the median of the market;

•	Awarded short-term cash bonuses at 165 percent of target to recognize the Company’s operational achievements in 2016, including the Delaware Basin Transactions (see “Annual Cash Incentives — 2016 Performance Results”);

•	Awarded above-target long-term equity incentives in January 2016 to recognize the Company’s outstanding performance in 2015, and continued the practice of awarding 25 percent of our long-term equity incentive grant as performance share units and 25 percent as SARs to incent both relative and absolute stock price growth;

•	Performance share units, which were attributable to the 3-year performance period ending December 31, 2016, paid out at 200 percent of target. We ranked first in TSR performance relative to the Company’s peers for the three-year period ending December 31, 2016 (see “Long-Term Incentives — 2014 — 2016 Performance Shares Results”); and

•	Approved the compensation package relating to Mr. Honeyfield’s employment as CFO (see “Agreements with Named Executive Officers — Employment Package with Mr. Honeyfield”).

2016 Say on Pay Vote

At our 2016 annual meeting of stockholders, the vast majority of our stockholders voted to approve our executive compensation program, with over 98 percent of votes cast for approval.  Based on these voting results, the feedback we received during the voting process, and the success of the Company in the last year, we did not make any significant changes to our executive compensation program in 2016.

Key Features of our Executive Compensation Program

Compensation Best Practices

We believe our executive compensation program is competitive, is aligned with current governance trends, and contains stockholder-friendly features as outlined below:

Our Executive Compensation Practices

(What We Do)

✓	Pay for Performance — Our Named Executive Officers’ total compensation is heavily weighted toward performance-based pay. Our annual incentive program is based on performance against key operational and financial metrics. The value delivered by our equity grants is tied to both absolute and relative stockholder return performance.

✓	Executive Ownership Guidelines — We have stock ownership guidelines for our executives and directors that are consistent with what we believe to be corporate governance best practices.

✓	External Benchmarking - We use competitive compensation data based on an appropriate group of peers and other relevant survey data prior to making any compensation decisions.

✓	Double-Trigger Change-of-Control Severance Benefits - Upon a change of control of the Company, our current severance plan and grandfathered employment contracts provide for cash severance benefits only if the executive is actually or constructively terminated within two years following a change of control event.

✓	Clawback Policy — We have clawback provisions in place in the event of a restatement of all or a portion of our financial statements due to material noncompliance with financial reporting requirements under securities laws.

✓	Compensation Risk Assessment — There is an appropriate balance between long-term and short-term focus in our compensation programs and the Committee has the ability to apply discretion to ensure risk mitigation occurs in management decision making.

✓	Independent Compensation Consultant — We have engaged an independent executive compensation advisor who reports directly to the Committee.

✓	Independent Compensation Committee — Our Committee is comprised solely of independent directors.

Executive Compensation Practices We Have Not Implemented

(What We Don’t Do)

X	No Golden Parachute Excise Tax Gross-Ups — We do not provide tax gross-ups on any tax obligations of the executive upon a change of control of the Company.

X	No New Employment Contracts and/or Excessive Severance Benefits — We no longer provide employment contracts to new executives (Messrs. Lauck and Amidon have grandfathered contracts). Severance benefits under both our severance plan and employment agreements are reasonable and there are no liberal change of control definitions or excessive severance benefits or other payments.

X	No Excessive Perquisites — We provide only modest perquisites that are consistent with industry norms.

X	No Repricing — Our 2010 LTI Plan does not permit repricing of underwater stock options or SARs without stock holder approval.

X	No Hedging or Pledging of PDC Stock — These practices are strictly prohibited for all officers, directors and employees of the Company under our Insider Trading Policy.

Compensation Objectives and Philosophy

The principal tenets of our compensation philosophy are as follows:

Our executive compensation programs should be competitive with our peers to attract, retain and reward effective leaders.  We evaluate the range of current industry compensation practices to provide external benchmarks that help to guide our executive compensation structure.  We determine individual total compensation targets within this framework to provide compensation that correlates with the Company’s relative performance to peers.  Generally, we target total compensation around the median level for similar positions at comparable companies, unless specific circumstances warrant otherwise.

Our executive compensation programs should be designed to support a performance-based culture.  The majority of each executive’s compensation is at risk and based on a combination of attainment of short-term goals in support of our Company’s long-term strategy, long-term stock performance relative to our peers, and actual total shareholder return for PDC stockholders.  Our programs are structured to require a commitment to performance because total compensation at the market is not guaranteed.  Therefore, our programs are designed to reward above-target compensation when performance is warranted and below-target compensation when performance does not meet expectations.

Our executive compensation programs should be designed to align our executives’ interests with those of our stockholders.  A substantial portion of our compensation is provided in the form of long-term equity incentives that tie executive pay to stock price performance.  In addition, we require each of our Named Executive Officers to meet our stock ownership guidelines.

Our executive compensation programs should encourage appropriate risk management.  We believe that effective leadership in the oil and gas business requires taking prudent business risks while discouraging excessive risk-taking.  To encourage this balance, we have structured our compensation programs to include three-year vesting schedules on all equity awards, and to structure annual incentive awards using a combination of short-term financial and operational objectives.  We also mitigate risk by exercising discretion in determining bonus payments rather than relying solely on a formula.  We regularly review our compensation programs to ensure that our executives are not encouraged to take inappropriate or excessive risks.

2016 Compensation Mix

Our pay-for-performance philosophy is demonstrated in our compensation mix.  The charts below show the fixed and “at-risk” or variable components as awarded in January 2016 for the Named Executive Officers as a percentage of their total direct compensation.  These charts are not a substitute for the “Summary Compensation Table,” which includes amounts supplemental to total direct compensation.  For 2016, Mr. Brookman’s target compensation was 85 percent variable or “at-risk” and linked with Company performance.  For the remaining Named Executive Officers (excluding the three individuals who performed the duties of a principal financial officer during 2016; see “Leadership Changes” for a more detailed discussion), approximately 81 percent of their target compensation target was variable or “at-risk” and linked with Company performance.

2016 TARGET COMPENSATION

RSU = Restricted Stock Units (time-based vesting)

SAR = Stock Appreciation Rights

PSU = Performance Share Units

Components of the Company’s Compensation Program

The table below highlights each element of our compensation program and the primary role of each element in achieving our compensation objectives:

COMPENSATION ELEMENTS	ROLE IN TOTAL COMPENSATION
Base Salary	• To provide a minimum, fixed level of cash compensation upon which our executives can rely.
Annual Incentives

•    Reward annual Company performance;

•    Align participants’ compensation with short-term financial and operational objectives specific to each calendar year;

•    Motivate participants to meet or exceed internal and external performance expectations; and

•    Recognize individual contributions to the organization’s overall results.

Long-Term Incentives ✓ Restricted Stock/Units ✓ Performance Shares/Units ✓ Stock Appreciation Rights (SARs)

•    Reward long-term performance directly aligned with stock holders’ interests;

•    Provide a strong performance-based equity component;

•    Recognize and reward share performance relative to industry peers through performance shares/units based on relative TSR;

•    Align compensation with sustained long-term value creation;

•    Help executives to acquire a meaningful and sustained ownership stake; and

•    Foster executive retention by vesting awards over multiple years.

Benefits and Perquisites ✓ Health and Welfare ✓ Retirement ✓ Perquisites

•    Help attract and retain executive talent by offering a comprehensive employee benefits package comparable to all other Company employees;

•    Provide financial security by allowing executives to save for retirement through the Company’s 401(k) and profit sharing plan; and

•    Provide modest perquisites to executives including a car allowance for business and personal use and athletic/non-golf club dues, consistent with those offered by our peer companies.

Termination Benefits ✓ Executive Severance Plan ✓ Employment Contracts	• Attract and retain executives in a competitive and changing industry; and • Ensure executives act in the best interest of stockholders times of heightened uncertainty.

Executives and Directors Are Required to Own Significant Stock

We have established stock ownership guidelines for executive officers and outside directors, which are reviewed annually when compensation decisions are made.  In satisfying the stock ownership guidelines, Named Executive Officers are expected to:

•	Comply with the ownership guidelines within five years of the executive becoming a Named Executive Officer; and

•	Retain the net shares acquired through the vesting of restricted stock units, the exercise of SARs, and the settlement of performance shares if the Named Executive Officer has not satisfied the required ownership level.

As of December 31, 2016, all of the Named Executive Officers who are subject to the stock ownership guidelines exceeded the minimum stock ownership requirements as set forth below.

2016 STOCK OWNERSHIP REQUIREMENT

Name/Year of Executive Status	Stock Ownership Guidelines	Number of Shares Required To Own(1)	Number of Qualifying Shares Owned at Year End
Barton R. Brookman (2008)	5x Base Salary	48,824	146,760
David W. Honeyfield (2016)	3x Base Salary	15,624	18,362
Lance A. Lauck (2009)	4x Base Salary	19,009	86,369
Scott J. Reasoner (2015)	3x Base Salary	13,280	57,985
Daniel W. Amidon (2007)	3x Base Salary	12,811	56,869

(1)	Using average of daily closing prices in December 2016, which was $76.81.

Qualifying holdings used to determine compliance with the minimum ownership requirements include stock owned directly, shares held in the Company’s 401(k) and Profit Sharing Plan and unvested time-based restricted stock and restricted stock units.  Not included are SARs and unvested performance share awards.  Stock ownership requirements applicable to our Non-Employee Directors are described under “Director Compensation — Director Stock Ownership Requirements.”

Compensation Process — Making Executive Compensation Decisions

Peer Groups and Survey Data Help Establish Target Compensation and Define Competitive Levels of Pay

On an annual basis, we review the composition of the peer group of companies used in establishing target compensation for the Named Executive Officers for the coming year.  In determining the peer group for the year, we consider the following:

•	Size, scope and nature of business operations, ownership structure, prior financial performance and current financial information, including market capitalization, enterprise value, revenue, “EBITDA” (earnings before interest, tax, depreciation and amortization), capital expenditures and assets for each current and potential peer company;

•	Whether changes to the peer group are warranted based upon changes in the size and/or operations of either the Company and/or the current or potential peer companies; and

•	Other factors that may render a current peer company no longer comparable (e.g., financial status).

To assist in determining competitive base salaries, bonus targets and target total direct compensation, we review a combination of compensation data disclosed in the peers’ proxy statements, as well as survey data for the peer group from Meridian Compensation Partners LLC’s “North America Oil and Gas Exploration and Production Survey.”

In measuring total shareholder return under the Company’s performance-based long-term incentive awards, we typically use either the same or a similar peer group that was used for compensation benchmarking.  As a result of the impact of the commodity price environment on the oil and gas industry between September 2014 and December 2016, the peer groups selected for measuring relative TSR for 2015 and 2016 varied slightly from the compensation benchmarking group as shown below.  In addition, due to the effect of the Delaware Basin Transactions, the peer group for determining both compensation benchmarking and TSR for 2017 was changed to include larger, similarly sized companies in the industry (see “2017 Compensation Decisions”).

The table below shows a comparison of the peer groups used for determining compensation benchmarking and for determining total shareholder return performance under our performance-based long-term incentive awards in 2015 as compared to 2016, as well as the new peer group for both compensation benchmarking and total shareholder return for 2017.

	2015		2016		2017
Peer Company	Compensation Peers	Performance Share Peers	Compensation Peers	Performance Share Peers	Compensation/ Performance Share Peers
Bill Barrett Corporation	x	x	x	x
Bonanza Creek Energy, Inc.(1)	x	x	x	x
Callon Petroleum Company				x	x
Carrizo Oil and Gas Inc.	x	x	x	x	x
Comstock Resources Inc.	x	x
Diamondback Energy, Inc.					x
Energen Corp.			x	x	x
EXCO Resources, Inc.	x	x
Goodrich Petroleum Corp.(1)	x
Gulfport Energy Corp.	x	x	x	x	x
Laredo Petroleum Holdings, Inc.	x	x	x	x	x
Magnum Hunter Resources Corp.(1)	x	x
Matador Resources Company			x	x	x
Newfield Exploration Co.					x
Oasis Petroleum Inc.			x	x	x
Parsley Energy, Inc.			x	x	x
Penn Virginia Corp.(1)	x	x
QEP Resources, Inc					x
Resolute Energy Corp.	x
Rex Energy Corp.	x	x
Rosetta Resources Inc.(2)	x	x
RSP Permian, Inc.					x
SM Energy Company			x	x	x
Stone Energy Corp.(1)	x	x
Swift Energy Co.(1)	x
Synergy Resources Corporation		x	x	x
Ultra Petroleum Corp.(1)	x	x	x
WPX Energy, Inc.			x	x	x
Total	16	14	13	13	14

(1)	The following peer companies have entered Chapter 11 bankruptcy since September 2014: Bonanza Creek Energy, Inc. (January 2017), Goodrich Petroleum Corp. (April 2016), Magnum Hunter Resources Corp. (December 2015), Penn Virginia Corp. (May 2016), Stone Energy Corp. (December 2016), Swift Energy Co. (December 2015) and Ultra Petroleum Corp. (April 2016).
(2)	Rosetta Resources Inc. was acquired by Noble Energy Inc. in May 2015.

Determining Target Total Direct Compensation

We typically establish target total direct compensation in the first quarter of each year for our Named Executive Officers by determining base salaries and annual and long-term incentive compensation targets.  When appropriate, we also approve special awards and modify perquisites.  In doing so, we consider the following:

•	Market data for target total direct compensation (base salary, bonus targets and long-term incentives) for the peer group, based on disclosure in peer company proxies and other applicable industry survey data;

•	Our pay philosophy;

•	Individual performance and areas of responsibility relative to the market data;

•	Compensation relative to that of other executive officers of the Company; and

•	The CEO’s recommendations with respect to the compensation of each of the other Named Executive Officers.

Our view is that an executive’s target compensation should reflect the current market value for that position provided the executive has performed well in the prior year.  We may adjust the mix of cash and long-term incentives, but we generally target the median of the market in total direct compensation taking into account the other factors listed above.

Annual and Long-Term Incentive Programs

Annually we review and approve program design, including performance metrics and target payout, and awards under the annual and long-term incentive programs.  These discussions, which usually begin with recommendations from management and involve deliberation among the Committee, management and the Consultant (defined below), usually span numerous meetings before a design is approved.  With respect to equity programs, we also consider the tax and accounting effect of the awards, dilution and stock burn rates (based on total outstanding shares).  For performance-based equity awards, we certify at the end of the performance period the level at which the performance measures were satisfied and approve the number of related shares to be issued, if any, to each Named Executive Officer.

Historical Compensation Review

Annually we review summaries of each Named Executive Officer’s compensation history, as well as all compensation payable upon his or her termination of employment and upon a change in control of the Company.  These summaries, some of which are included in this Proxy Statement, include the following:

•	Three-year history of base salary, annual incentive targets and awards, long-term incentive grants, payouts and perquisites;

•	Realized gains for the current year and potential gains on unexercised or unvested awards; and

•	The value of compensation and other severance benefits due to the Named Executive Officer under various termination scenarios, both before and after a change in control of the Company.

In addition to reviewing the Company’s historical compensation and comparing current compensation to that of its peers, the Committee annually reviews our programs against some of the “pay for performance” measures used by Institutional Shareholder Services (“ISS”) and Glass Lewis (although ISS and Glass Lewis use different peer groups), as well as under a group of performance measures relevant to the oil and gas industry.  Those measures include production growth, revenue growth, operating cash flow growth, EBITDA/interest expense and total shareholder return.  We consider the results of this analysis in making adjustments to the compensation program each year.

Role of the Compensation Consultant

The Committee has engaged Willis Towers Watson PLC as its independent compensation consultant (the “Consultant”) to help ensure that executive compensation programs are competitive and consistent with the Company’s compensation philosophy and policies.  In retaining the Consultant, the Committee considers the following:

•	The Consultant’s historical performance in supporting the Committee and familiarity with our executive compensation programs;

•	Experience of the Consultant in our sector;

•	Range of compensation services offered by the Consultant; and

•	Independence of the Consultant, considering the independence factors outlined by the SEC.

The Committee determines the scope of the Consultant’s engagement, which includes:

•	Providing input into peer group identification and assessment;

•	Providing benchmarking on executive and outside director compensation for us to use in our decision-making process;

•	Providing input into plan design discussions, payout alternatives and performance measures for annual and long-term incentives, individual compensation actions, and other aspects of compensation (e.g., employment agreements, perquisites, etc.);

•	Reviewing and providing feedback on the compensation-related disclosures in our Proxy Statement; and

•	Informing us about recent trends, best practices, and other developments affecting executive compensation.

The Consultant’s interactions with the Committee and management include the following:

•	The Consultant does not make recommendations on or approve the amount of compensation of any Named Executive Officer;

•	The Committee may request information or advice directly from the Consultant and may direct the Company to provide information to, or solicit information from, the Consultant;

•	The Consultant regularly interacts with representatives of the Company and periodically with the CEO; and

•	The Consultant attends Committee meetings as requested.

The Committee annually reviews the engagement of the Consultant and as a part of that process reviews a summary of all services provided by the Consultant and related costs.  Except as set forth above, in 2016, the Consultant did not perform any material services for the Company, did not have any business or personal relationships with the Committee members or executive officers of the Company, did not own any stock of the Company and maintained policies and procedures designed to avoid such conflicts of interest.  Accordingly, the Committee determined that the engagement of the Consultant in 2016 did not create any conflicts of interest.

Role of Management in Determining Executive Compensation

Our CEO plays a significant role in determining the compensation levels for our Named Executive Officers.  Important aspects of his role in the process are:

•	Assessing his own performance and the performance of the other Named Executive Officers;

•	Recommending quantitative and qualitative performance measures under our annual incentive program;

•	Recommending and providing feedback on proposed peer group companies;

•	Recommending base salary levels, annual incentive targets, actual annual incentive awards and long-term incentive awards for the other Named Executive Officers; and

•	Providing his assessment of the Company’s performance for the year with respect to achievement of performance measures under the annual incentive program.

Management also retains an individual as a consultant in our compensation process and to coordinate the preparation of certain materials for Committee meetings.  This individual is retained by and reports to management, whereas the Consultant reports to the Committee.

At the Committee’s request, the Company’s Named Executive Officers may also assess the design of, or make recommendations related to, our compensation and benefit programs.  The Committee determines each element of the CEO’s compensation with input from the Consultant.  The Committee also determines each element of compensation for the other Named Executive Officers with input from the Consultant and the CEO.  The CEO is not present during voting or deliberations concerning his own compensation.

2016 Compensation Decisions

Base Salary

In 2015, the Committee elected to pay Messrs. Brookman and Reasoner below the median of our peer Companies because they were new to their roles.  Throughout 2015, despite depressed commodity prices, the Company continued to grow and outperform the majority of its peers.  In recognition of this fact, and taking into account various other factors considered by the Committee in determining executive compensation, the Committee elected to increase the base salaries of all of the Company’s Named Executive Officers in 2016.  This increase was proportionately greater for Messrs. Brookman and Reasoner in order to bring them closer to the median of the Company’s 2016 peer group.

NAMED EXECUTIVE OFFICER	2015 Base Salary	2016 Base Salary
Barton R. Brookman	$625,000	$750,000
Lance A. Lauck	$347,000	$365,000
David W. Honeyfield(1)	—	$400,000
Scott J. Reasoner	$304,000	$340,000
Daniel W. Amidon	$315,000	$328,000
Gysle R. Shellum(2)	$365,000	$365,000
R. Scott Meyers(3)	$260,000	$267,800

(1)	Mr. Honeyfield, whose 2016 base salary was $400,000, became a Named Executive on December 19, 2016.
(2)	Mr. Shellum’s base salary did not change from 2015 to 2016 due to his impending retirement in June 2016.
(3)	Mr. Meyers’ base salary as Chief Accounting Officer effective February 27, 2016 was $267,800. Prior to that his base salary was $260,000.

Annual Cash Incentives

The Committee approves a target annual cash incentive award for each Named Executive Officer.  These target cash bonus awards are expressed as a percentage of base salary.  Actual cash bonus awards can range from 0-200 percent of these targets based on the achievement of Company and individual goals.  In January 2016, we set the target annual cash incentive award based on each Named Executive Officer’s position as follows:

NAMED EXECUTIVE OFFICER	Target Annual Cash Incentive as % of Base Salary
Barton R. Brookman	100%
Lance A. Lauck	85%
David W. Honeyfield	(1)
Scott J. Reasoner	80%
Daniel W. Amidon	80%
Gysle R. Shellum	(2)
R. Scott Meyers(3)	45%

(1)	Mr. Honeyfield was not eligible for an annual cash incentive in 2016, although he did receive a signing bonus (see “Agreements with Named Executive Officers - Employment Package with Mr. Honeyfield”).
(2)	Mr. Shellum’s target annual cash incentive was 80 percent of base salary. Under the terms of Mr. Shellum’s Retirement Agreement, he received six months of target bonus for his service as CFO, payable at the time of his retirement.
(3)	Mr. Meyers’ target annual cash incentive reflects his role as Vice President and Chief Accounting Officer.

Annual Incentive Program

Bonuses under the Company’s annual incentive program are primarily based on the achievement of specific operational and financial metrics established in the first quarter of the year.  However, to provide us the flexibility to adjust for and react to events that occur throughout the year, we prefer not to rely solely on a formulaic approach based on pre-established thresholds that result in automatic payouts.  Rather, we retain discretion to adjust actual awards as we view appropriate given circumstances at the time of the determination.

Throughout the year, we review the Company’s progress toward meeting the performance metrics for the year.  Following the end of the fiscal year, we determine annual incentive payments as follows:

•	An overall corporate performance rating is determined for the annual quantitative operational and financial metrics; 50 percent is based on operational metrics and 50 percent is based on financial metrics;

•	We may apply discretion and adjust the results for unexpected business events such as acquisitions/dispositions, capital markets transactions, legal settlements, etc.;

•	We may further apply discretion in the final determination of the corporate performance rating to account for business conditions or other performance factors (e.g. environmental and safety results). We believe that generally the Named Executive Officers are compensated for stock price performance through the Company’s long-term equity incentive program and not through their annual bonus; however, we may also consider relative stock price performance in determining the corporate performance rating; and

•	Individual awards are determined by multiplying the overall corporate performance rating by the individual’s annual incentive target and multiplying the result by the individual’s base salary. Individual awards may be adjusted downward or upward at the Committee’s discretion based on individual performance. Such individual adjustments are anticipated to have a maximum range of +/-20 percent.

2016 Performance Metrics

In early 2016, we established specific targets for each of the following operational and financial metrics based on our 2016 operating plans.  Most of the performance metrics used in 2016 were similar to the metrics used in 2015 but the Committee elected to make the following changes largely in response to ongoing depressed commodity prices, and continued uncertainty in the oil and natural gas industry, and in an effort to properly motivate management decisions: (1) elimination of Reserve Replacement Ratio as an operational metric and (2) replacement of Capital Efficiency (which is based on reserves) with Liquidity as a financial performance metric.  See the specific targets under “2016 Performance Results.”

OPERATIONAL METRICS (50%)
Production (Boe)	Actual production volume for the year.
Production, Exploration and G&A Expense per Boe	The sum of total production, exploration, general and administrative expense and corporate general and administrative expense (G&A) divided by barrels of crude oil (and equivalent for natural gas).
FINANCIAL METRICS (50%)*
Adjusted Cash Flow per Share	Net income plus/minus change in operating assets and liabilities per share divided by number of shares.
Debt to Adjusted EBITDAX	Total year-end long-term debt (the sum of Convertible Notes, Senior Notes and balance outstanding under our revolving credit facility) divided by adjusted EBITDAX.
Liquidity	Total revolving credit facility, plus cash, less standby letter of credit and outstanding credit facility debt.

*	EBITDA and Adjusted Cash Flow per share are calculated as shown in our quarterly investor relations materials posted on our website at http://investor.pdce.com/presentations.cfm. The Company’s website materials are not incorporated by reference into this Proxy Statement. Adjusted EBITDAX is calculated by excluding exploration expenses from EBITDA minus exploration expenses.

2016 Performance Results

Upon completion of fiscal year 2016, the Committee reviewed the Company’s performance relative to the quantitative operational and financial measures described above.  Results for 2016 were as follows:

CORPORATE PERFORMANCE METRIC	Target Range	Target	Actual Results	Adjusted Results(1)		Performance
Operational Metrics (50%)
Production (Million Boe)	20.0-22.0	20.8	22.2	22.0	(2)	High End of Range
Production, Exploration and G&A Expense per Boe ($ per Boe)	$9.98-$9.03	$9.50	$10.23	$9.51	(3)	Within Range
Financial Metrics (50%)
Adjusted Cash Flow per Share ($ per weighted average diluted share)	$8.54-$9.44	$8.99	$9.52	$10.70	(4)	Outperformed Target
Debt to Adjusted EBITDAX	1.3-0.9	1.1%	2.1%	1.0	(5)	Within Range
Liquidity ($ in millions)	$650-$800	$725	$932	$864	(6)	Outperformed Target

(1)	Adjusted Results exclude the impact of the Delaware Basin Transactions.

(2)	Excludes impact of Delaware Basin Transactions production volumes.
(3)	Adjusted Results deducts approximately $12 million of fees related to Delaware Basin Transactions and approximately $3.5 million related to seismic expense associated with the Delaware Basin Transactions. It also excludes the provision for uncollectible notes receivable.
(4)	Assumes original shares outstanding (46.04 million common shares) and excludes cash flow, interest expense and transaction costs associated with the Delaware Basin Transactions.
(5)	Excludes incremental debt resulting from the financing of the Delaware Basin Transactions and EBITDAX from the properties acquired in those transactions Basin.
(6)	Excludes incremental cash and cash flow from Delaware Basin Transactions.

The Committee considered each of the performance metrics and in light of certain factors that impacted the results:

Production: Results exceeded the high end of the range primarily due to continued technological advances and efficiencies, which contributed to faster drilling and completions and improved well performance in the Wattenberg Field.  This resulted in year-over-year production growth of approximately 44 percent over 2015.

Production, Exploration and G&A Expense per Boe: Adjusted Results were slightly better than the high end of the target range partially due to increased production volumes and partially due to favorable well and labor costs.

Adjusted Cash Flow per Share: Adjusted Results were better than the targeted range due to a combination of production volume outperformance, improved commodity prices and favorable differentials in the Wattenberg Field.

Debt to Adjusted EBITDAX: Adjusted Results were slightly better than target due to a combination of production volume outperformance and improved commodity prices.

Liquidity: Adjusted Results exceeded the targeted range due to favorable production volumes and higher commodity prices along with lower capital expenditures.  In addition, the Company was able to maintain a borrowing base of $700 million.

Overall, based on the Actual Results and the Adjusted Results, the Company met or exceeded the operational and financial targets for the year.  In addition to growing our overall Company production by 44 percent and maintaining our financial strength during a time of instability in the industry, we were able to successfully complete and finance the Delaware Basin Transactions.  We ended the year with an enterprise value of $5.9 billion while maintaining a strong balance sheet.  In addition, although we typically do not consider stock price performance in the bonus plan, we have continued to see positive growth in our stock price over the last several years relative to our peers.  As a result of the above, we awarded 140 percent of target with respect to the Corporate Performance Rating for 2016, and up to an additional 25 percent of target as a discretionary award in recognition of the execution of the Delaware Basin Transactions.  Annual incentive bonuses of up to 165 percent were approved for all employees, including the Named Executive Officers.  We felt that management achieved these results as a team, and therefore no individual performance adjustments were made to the awards, with the exception of Mr. Meyers, as described in the footnotes below.  Actual cash bonus amounts paid for 2016 performance were as follows:

NAMED EXECUTIVE OFFICER	2016 ANNUAL BONUS
Barton R. Brookman	$1,238,000
Lance A. Lauck	$512,000
David W. Honeyfield		(1)
Scott J. Reasoner	$449,000
Daniel W. Amidon	$433,000
Gysle S. Shellum		(2)
R. Scott Meyers(3)	$267,000

(1)	Mr. Honeyfield was not eligible for an annual incentive bonus for 2016 because of his December 19, 2016 hire date (see “Agreements with Named Executive Officers — Employment Package with Mr. Honeyfield”).
(2)	Under the terms of Mr. Shellum’s Retirement Agreement, he received a cash payment in an amount equal to six months of his 2016 target bonus ($146,000) for his service of CFO payable at the time of his retirement in June 2016.
(3)	Mr. Meyers received $267,000 related to his annual incentive award in part due to his contributions as interim Principal Financial Officer during the period related to the negotiation, financing, and execution of the Delaware Basin Transactions. In addition, $68,250 was awarded as restricted stock units vesting over a three-year period.

Long-Term Incentives

2016 Equity Awards

To ensure that long-term incentives are aligned with the interests of our stockholders and our pay-for-performance philosophy, we generally grant the following combination of equity awards to the Named Executive Officers under the 2010 LTI Plan:

•	50 percent restricted stock units that align the executive’s compensation directly with the Company’s stock price, encourage retention and increase stock ownership in the Company;

•	25 percent SARs that align the executive’s compensation directly with the Company’s stock price, as the stock price must increase for any value to be realized by the executive; and

•	25 percent performance share units that align the executive’s compensation with PDC’s TSR relative to a group of our peers in the industry. The value of performance shares is dependent on both stock price performance and our relative TSR performance over a three-year period.

We typically determine the dollar value of the long-term incentives we want to deliver to the executive to place total target compensation at the market level for that position.  While we consider long-term incentives as primarily forward-looking, we may consider the Company’s and the Named Executive Officers’ performance in the prior year in determining the size of the awards.

Due to the performance of the Company in 2015 relative to its pre-determined peer group, we awarded above-market awards in January 2016.  The table below shows the grants and corresponding value awarded to each Named Executive Officer in January 2016.

	2016 LONG-TERM INCENTIVE GRANTS
NAME	TARGET VALUE	RESTRICTED STOCK UNITS	SARs	PERFORMANCE SHARES
Barton R. Brookman	$3,425,000	30,483	29,036	12,008
David W. Honeyfield(1)	—	—	—	—
Lance A. Lauck	$1,350,000	12,015	11,445	4,733
Scott J. Reasoner	$1,125,000	10,013	9,538	3,945
Daniel W. Amidon	$1,025,000	9,123	8,690	3,594
Gysle R. Shellum(2)	—	—	—	—
R. Scott Meyers(3)	—	—	—	—

(1)	Mr. Honeyfield was hired in December, 2016. For a description of the awards made coincident with his employment, see “Agreements with Named Executive Officers - Employment Package with Mr. Honeyfield.”
(2)	No equity award was made to Mr. Shellum in 2016 due to his planned retirement in June, 2016.
(3)	Mr. Meyers received a grant of 5,571 restricted stock units in April, 2016, based on his role as Vice President - Chief Accounting Officer, coincident with the timing of all other employee grants, prior to being assigned the duties of interim Principal Financial Officer.

The award value shown above differs from the accounting value reported in the Summary Compensation Table.  In determining the number of shares awarded in January, we used the 15-day average closing stock price ending 10 days prior to the date of grant.  The grant date accounting value is based solely on the stock price on the date of grant, and is reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards.”

Terms of the 2016 Equity Awards

Performance Shares

Performance shares are denominated in units of Company stock with payout in shares of stock based on the Company’s relative TSR over the specified performance period, as ranked among the comparably-measured TSR of the Company’s peer companies.  We acknowledge that the peer group designated for measuring relative stock price performance may differ from the peer group the Company competes with for executive talent, although we utilize the same companies in establishing the respective peer groups whenever appropriate.  For 2016, the peer group selected for measuring relative TSR varied slightly from the compensation benchmarking peer group.  See “Compensation Process — Making Executive Compensation Decisions — Peer Groups and Survey Data Help Establish Target Compensation and Define Competitive Levels of Pay” for a list of the peer companies used to determine relative TSR for purposes of the 2016 performance share unit grants.

The 2016 performance share units measure the performance period from January 1, 2016 through December 31, 2018, with payouts as follows:

COMPANY TSR RANKING AMONG PEERS	PAYOUT LEVELS AS % OF AWARD
90th Percentile	200%
75th Percentile	150%
Median	100%
25th Percentile	50%
Below 25th Percentile	0%

Other features of the award include:

•	If performance falls between the percentiles, payout levels are interpolated.

•	If the Company has a negative TSR for the performance period, the maximum award is 100 percent, regardless of relative TSR performance.

•	To provide for a consistent number of peers throughout the performance period and as a result of the turmoil in the oil and gas industry over the past few years, performance share unit awards provide for the following relative to the treatment and inclusion of the peer companies:

*	Any peer company that ceases to be publicly traded as a result of a bankruptcy filing shall remain as a peer company and shall be ranked together with any similarly-situated company in last place at the end of the performance period for purposes of calculating TSR for the performance period. Prior to the 2015 grant, these companies were removed from the peer group.
*	Any peer company that is delisted from a national securities exchange during the performance period as a result of stock price performance, regardless of whether it is later re-listed, shall remain as a peer company and shall be ranked together with any similarly-situated company in last place at the end of the performance period for purposes of calculating TSR for the performance period. Prior to the 2016 grant, this situation did not occur.
*	Any peer company that ceases to be publicly traded due to being acquired or merged into another company shall remain as a peer company. The TSR for the period will be the compounded return of such peer’s TSR through the date of closing of the transaction and the TSR for the SIG Oil Exploration & Production Index (EPX) from the close of the transaction through the end of the performance period. Prior to the 2016 grant, these companies were removed from the peer group in this category.

•	Performance share units are forfeited if the executive voluntarily terminates or is terminated for cause prior to the vesting date. Payout under other termination scenarios is described under “Impact of Termination and Change of Control on Long-Term Incentive Plans.”

Restricted Stock Units

Restricted Stock Unit awards, including the 2016 grants, typically have the following terms:

•	Awards vest ratably over three years to encourage retention; and

•	Unvested awards are forfeited by the executive if the executive voluntarily terminates or is terminated for cause prior to the vesting date. For a description of what happens under other termination scenarios, see “Impact of Termination and Change of Control on Long-Term Incentive Plans.”

Stock Appreciation Rights or SARs

SARs awards, including the 2016 grants, have the following terms:

•	Awards vest ratably over three years to encourage retention;

•	Awards expire no later than ten years after grant date if not exercised earlier or forfeited;

•	The strike price for SARs is the price at which the executive can purchase a share of common stock of the Company and is equal to the NASDAQ closing price of Company stock on the date of the grant;

•	SARs are settled in shares of common stock of the Company; and

•	Unvested awards are forfeited by the executive if the executive voluntarily terminates or is terminated for cause prior to the vesting date. For a description of what happens under other termination scenarios, see “Impact of Termination and Change of Control on Long-Term Incentive Plans.”

2014 — 2016 Performance Share Unit Results

In 2014, we granted performance share units covering the three-year period January 1, 2014 through December 31, 2016.  Based on the Company’s first place ranking over this three-year period, we paid 200 percent of the target award to Messrs. Brookman, Lauck, and Amidon as shown in the “Options Exercised and Stock Vested” table.  The provisions of the 2014 grants are similar to those of the 2016 grants described above, except for the peer group used to measure relative TSR.  The chart below shows the peer group used for the January 1, 2014 to December 31, 2016 grants, their TSR performance and relative rankings at the end of the period.

Ranking	Company	3-Year TSR
1	PDC Energy	39%
2	Carrizo Oil and Gas Inc.	(6%)
3	Resolute Energy Corp.	(14%)
4	Laredo Petroleum Holdings, Inc.	(46%)
5	Gulfport Energy Corp.	(58%)
6	Bill Barrett Corp.	(73%)
7	Petroquest Energy	(76%)
8	EXCO Resources, Inc.	(77%)
9	Comstock Resources Inc.	(87%)
10	Stone Energy Corporation	(98%)
*1	Rosetta Resources Inc.	N/A
*2	Forest Oil Corporation	N/A
*3	Quicksilver Resources Inc.	N/A
*3	Magnum Hunter Resources Corp.	N/A
*3	Swift Energy Co.	N/A
*3	Penn Virginia Corp.	N/A
*3	Goodrich Petroleum Corp.	N/A

There were originally 16 companies in the peer group; however, the following acquisitions and Chapter 11 bankruptcies occurred between January 2014 and December 2016 to impact the results:

*1	Rosetta Resources, Inc. was acquired by Noble Energy Inc. in May 2015.
*2	Forest Oil Corporation merged into Sabine Oil and Gas in December 2014; Sabine Oil and Gas later declared Chapter 11 bankruptcy in July 2015.
*3	The following five companies entered Chapter 11 bankruptcy during the three-year performance period: Goodrich Petroleum Corp. (April 2016), Magnum Hunter Resources Corp. (December 2015), Quicksilver Resources Inc. (March 2015), Penn Virginia Corporation (May 2016) and Swift Energy Co. (December 2015).

Special Equity Grants

From time to time, we may approve special grants which typically take the form of restricted stock units, although other types of awards may be made when appropriate.  Special grants are typically considered:

•	In connection with a promotion where more stock exposure is desired;

•	To recognize extraordinary achievement;

•	When survey data demonstrates a significant deviation from market total direct compensation for the comparator group;

•	When we determine that special retention measures are necessary for a particular executive; or

•	As part of a new hire package for an executive.

In 2016, Mr. Honeyfield received a special equity grant as part of his employment package, as described under “Agreements with Named Executive Officers - Employment Package with Mr. Honeyfield”.  Mr. Meyers received a special equity grant as part of his 2016 bonus award for his contributions as interim Principal Financial Officer during the negotiation, financing and execution of the Delaware Basin Transactions in 2016, as described under “Annual Cash Incentives - 2016 Performance Results.”

2017 Compensation Decisions

Largely as a result of the Delaware Basin Transactions, the Committee has significantly changed the peer group used for assessing compensation decisions for 2017.  For a list of the 2017 peers, see “Compensation Process — Making Executive Compensation Decisions — Peer Groups and Survey Data Help Establish Target Compensation and Define Competitive Levels of Pay.”  Based in part on a review and analysis of peer compensation data for the new peer group, in January 2017, we approved upward adjustments in target compensation packages for each of the 2017 Named Executive Officers as follows:

NAME	BASE SALARY	ANNUAL INCENTIVE BONUS TARGET	LONG-TERM INCENTIVE VALUE(1)
Barton R. Brookman(2)	$825,000	100%	$3,750,000
David W. Honeyfield(3)	$400,000	85%	$1,250,000
Lance A. Lauck	$410,000	90%	$1,350,000
Scott J. Reasoner(4)	$400,000	85%	$1,250,000
Daniel W. Amidon	$350,000	80%	$900,000

(1)	Long-Term Incentive Awards were granted 50 percent as restricted stock units, 25 percent as SARs and 25 percent as performance shares units, with terms similar to the 2016 awards.
(2)	Mr. Brookman’s compensation includes an upward adjustment to reflect that he is no longer new to the position of CEO and to bring him closer to the median of PDC’s peers.

(3)	Mr. Honeyfield received 50 percent of his 2017 long-term incentive value as restricted stock units, 25 percent as SARs and 25 percent as performance share unit grants. He received the restricted stock units upon his hire in December 2016 and the other awards coincident with grants to the other Named Executive Officers in January 2017 (see “Agreements with Named Executive Officers - Employment Package with Mr. Honeyfield”). The Committee increased Mr. Honeyfield’s annual incentive bonus target effective January 2017 to be consistent with the adjustment in annual incentive targets of the other Named Executive Officers.
(4)	Mr. Reasoner’s compensation includes an upward adjustment to reflect his new role as Chief Operating Officer.

Acquisition Recognition Award

The Delaware Basin Transactions were significant for PDC and represented the culmination of the multi-year effort to identify, evalulate, negotiate, and close on the transaction.  As a result, in February 2017, we issued a special equity award to the Named Executive Officers for their efforts in bringing the Company strategic plan to expand into a new basin to fruition through this acquisition and for the positive response from the market.  The awards consisted of restricted stock units with three year vesting to ensure the executives were invested in the successful integration and future leveraging of the Delaware Basin Transactions.  Below is a table of the awards issued to the 2017 Named Executive Officers (excluding Mr. Meyers who was no longer a Named Executive Officer in 2017).

NAME	RESTRICED STOCK UNITS AWARDED
Barton R. Brookman	11,228
Lance A. Lauck	4,623
Scott J. Reasoner	2,312
Daniel W. Amidon	991

Agreements with Named Executive Officers

Severance Plan and Employment Agreements with Named Executive Officers

We believe that severance protection plays a valuable role in attracting, motivating and retaining highly talented executives and that having an existing agreement in place is preferable to negotiating an exit package at the time of a Named Executive Officer’s departure.  Severance provisions give us the flexibility to make decisions regarding organizational issues with pre-established severance terms in place.  In the event that the Company faces an actual or potential change in control, severance benefits encourage executive officers to remain with the Company even though prospects for continued employment may be uncertain.  We believe that the severance amounts that may be paid upon a change in control of the Company help to align the interests of the executive officers with the interests of the Company’s stockholders and strike a proper balance between the hiring, motivating and retention effects described above, and the need to avoid excessive benefits to executives.  We consider these protections to be an important part of an executive’s compensation and consistent with competitive practices in the oil and gas industry.

The Executive Severance Compensation Plan (the “Severance Plan”) generally provides these benefits to the Named Executive Officers.  At the time the Severance Plan was adopted, we grandfathered the existing employment agreements in effect.  Mr. Brookman agreed to terminate his grandfathered employment agreement in January 2015 in connection with his promotion to CEO.  As of December 31, 2016, only Messrs. Amidon and Lauck have existing grandfathered agreements and Mr. Meyers is covered under a separate vice president level plan.  For a description of these programs, see “Potential Payments Upon Termination or Change in Control.”

Employment Package with Mr. Honeyfield

Upon his hire, Mr. Honeyfield received the following compensation:

•	a base salary of $400,000;

•	participation in the Company’s annual incentive program at a target level of 80 percent of his base salary (adjusted to 85 percent in January 2017 to be consistent with other Named Executive Officers, as described under “2017 Compensation Decisions”); and

•	an annual equity award for 2017 targeted at $1,250,000; the 2017 equity award consisted of:

•	50 percent as restricted stock units granted upon hire;

•	25 percent SARs vesting over a three-year period granted coincident with the January 2017 grants to the other Named Executive Officers; and

•	25 percent as performance share units granted coincident with the January 2017 grants to the other Named Executive Officers (see “2017 Compensation Decisions” for a description of the SAR and performance share unit awards).

Mr. Honeyfield will also participate in the Severance Plan (see “Potential Payments Upon Termination or Change in Control”) and will receive other benefits and perquisites commensurate with the executive level, including a vehicle allowance.  In addition, he received:

•	a cash bonus of $350,000 that was paid in March 2017 to replace foregone compensation from his previous employer (subject to a 12-month clawback in certain circumstances); and

•	a one-time incentive in the form of a signing bonus upon hire, consisting of $333,333 in cash and 10,739 restricted stock units (accounting value of $837,535) that will vest over a three-year period.

Retirement Agreement with Gysle R. Shellum

In October 2015, the Company entered into a Retirement Agreement with Mr. Shellum in order to effect an orderly transition during the Company’s CFO search and through his retirement in June 2016 (see “Potential Payments Upon Termination or Change in Control — Shellum Retirement Agreement” below for a description of Mr. Shellum’s Retirement Agreement and the amounts payable thereunder).

Other Policies and Considerations

Tax and Accounting Considerations

With respect to compensation paid under the Company’s plans, arrangements and agreements, we consider the impact of the applicable tax laws and accounting rules, including but not limited to Section 162(m), Section 409A, Section 280G and Section 4999 of the Internal Revenue Code (the “Code”).  Currently, our compensation is intended to comply with the Code as follows:

•	None of our severance arrangements or agreements provide for a gross-up for excise tax under Code Section 280G and Section 4999;

•	All of our programs are intended to be either exempt from or comply with Code Section 409A; and

•	Our intent is to qualify compensation paid to our top executives as performance-based compensation under Code Section 162 (m) where practicable. While currently our SARs and performance shares are intended to meet the requirements of Code Section 162(m), our restricted shares and annual bonus plan are not. We maintain the discretion to approve compensation that may not qualify for the compensation deduction under Code Section 162(m) if, in light of all applicable circumstances, we believe that it would be in the Company’s best interests to pay such compensation.

Clawback Policy

The Named Executive Officers are currently either covered under our clawback policy or have a clawback provision in their grandfathered employment contracts.  Currently, the clawback policy and contractual provisions are identical and require the executive to reimburse all, or a portion, of his annual bonus, as described below, if the Company is required to restate its financial statements due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws.  The reimbursements are equal to the difference between the bonus paid to the executive for the affected year(s) and the bonus that would have been paid to the executive had the financial results been properly reported.  These clawback requirements are in addition to any clawback requirements contained in applicable statutes or regulations and are subject to revision based on the SEC clawback rules under Section 954 of the Dodd-Frank Act, when finalized.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)		Stock Awards(2) ($)		Options /SAR Awards (3) ($)	All Other Compensation(4) ($)	Total Compensation ($)
Barton R. Brookman	2016	750,000	1,238,000		3,247,924		782,811	59,266	6,078,001
President and Chief Executive Officer	2015	625,000	940,000		1,848,065		585,880	54,150	4,053,095
	2014	466,667	450,000		1,186,252		413,148	60,053	2,576,120

David W. Honeyfield	2016	15,385	333,333	(6)	1,453,110	(6)	—	—	1,801,828
Senior Vice President, CFO(5)

Lance A. Lauck	2016	365,000	512,000		1,294,303		308,557	54,205	2,534,065
Executive Vice President	2015	347,000	443,000		847,014		268,542	54,676	1,960,232
Corporate Development	2014	335,000	268,000		866,376		302,476	50,159	1,822,011

Scott J. Reasoner	2016	340,000	449,000		968,496		257,144	56,789	2,071,429
Senior Vice President, COO(7)	2015	304,000	365,000		539,012		170,884	53,372	1,432,268

Daniel W. Amidon	2016	328,000	433,000		802,606		234,282	57,343	1,855,231
Senior Vice President	2015	315,000	378,000		803,289		207,498	54,673	1,758,460
General Counsel and Secretary	2014	315,000	252,000		866,376		302,476	59,921	1,795,773

Gysle R. Shellum	2016	182,500	846,000	(9)	—		—	35,491	1,063,991
Senior Vice President, CFO(8)	2015	365,000	438,000		1,511,686		279,615	79,277	2,673,578
	2014	365,000	292,000		1,082,970		378,095	55,470	2,173,535

R. Scott Meyers	2016	266,500	267,000	(10)	388,383		—	42,670	964,553
Vice President, CAO

(1)	Represents the amounts paid under the Company’s annual incentive bonus plan and special payments as described below. The 2016 annual incentive awards are described in “2016 Compensation Decisions — Annual Cash Incentives.”

(2)	Represents the grant date fair value of stock-based compensation awards, which include the following:

(a)	Time-based restricted stock unit awards;

(b)	Time-based restricted stock units awarded in February 2017 as a bonus in recognition of efforts related to the Delaware Basin Transactions during 2016 (see “2017 Compensation Decisions — Acquisition Recognition Award”). Mr. Honeyfield did not receive additional restricted stock units related to the Delaware Basin Transactions due to his hire date with the Company; and

(c)	Performance-based stock unit awards.

The 2016 grants are described in “2016 Compensation Decisions — Long-Term Incentives” and detailed in the “2016 Grants of Plan-Based Awards” table.  In accordance with SEC rules, the amounts reported in the above table reflect the aggregate grant date fair value of the stock awards, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures for awards subject to performance conditions.  These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements, as set forth in Note 14 to the financial statements included in the Annual Report on Form 10-K filed with the SEC on February 28, 2017.

(3)	Represents the grant date fair value of SARs granted in each year. The 2016 grants are described in “2016 Compensation Decisions — Long-Term Incentives” and detailed in the “2016 Grants of Plan-Based Awards” table. In accordance with SEC rules, the amounts reported in the above table reflect the aggregate grant date fair value of the SAR awards calculated in accordance with FASB ASC Topic 718 disregarding estimated forfeitures for awards subject to performance conditions. These values have been determined under the principles used to calculate the grant date fair value of SAR awards for purposes of the Company’s financial statements, as set forth in Note 14 to the financial statements included in the Annual Report on Form 10-K filed with the SEC on February 28, 2017.

(4)	Amounts shown in this column for 2016 are detailed below in “2016 All Other Compensation.”

(5)	Mr. Honeyfield became a Named Executive Officer December 19, 2016. Compensation reflects prorated base salary for 2016.

(6)	As part of Mr. Honeyfield’s compensation package upon hire, he earned a sign-on bonus of $333,333 (which was paid in January 2017) and 10,739 restricted stock units, in each case to replace foregone compensation from his previous employer. 7,893 restricted stock units were awarded to Mr. Honeyfield upon hire, and represent his 2017 long-term incentive award. Please refer to “Agreements with Named Executive Officers — Employment Package with Mr. Honeyfield.”

(7)	Mr. Reasoner was promoted from Senior Vice President of Operations to Chief Operating Officer effective January 1, 2017.

(8)	Mr. Shellum’s compensation reflects base salary prorated to his June 30, 2016 retirement date.

(9)	Mr. Shellum’s bonus payments include $146,000 prorated annual target bonus and $700,000 stay bonus pursuant to his Retirement Agreement. See “Potential Payments Upon Termination or Change in Control — Shellum Retirement Agreement” for a description of the payment.

(10)	Mr. Meyers received a $267,000 bonus award for his annual incentive award in part due his contributions as interim Principal Financial Officer during the period related to the negotiation, financing, and execution of the Delaware Basin Transactions. In addition, $68,250 was awarded as restricted stock units vesting over a three-year period.

2016 ALL OTHER COMPENSATION

Name	Year	401(k) Matching Contribution(1) ($)	Annual Profit Sharing Contribution(2) ($)	Perquisites(3) ($)	Total All Other Compensation ($)
Barton R. Brookman	2016	24,000	10,600	24,666	59,266
David W. Honeyfield(4)	2016	—	—	—	—
Lance A. Lauck	2016	24,000	10,600	19,605	54,205
Scott J. Reasoner	2016	24,000	10,600	22,189	56,789
Daniel W. Amidon	2016	24,000	10,600	22,743	57,343
Gysle R Shellum	2016	24,000	—	11,491	35,491
R. Scott Meyers	2016	18,000	10,600	14,070	42,670

(1)	Represents the Company’s annual matching contribution to the Company’s 401(k) and Profit Sharing Plan.
(2)	Represents the Company’s annual profit sharing contribution to the Company’s 401(k) and Profit Sharing Plan.
(3)	Represents total value of perquisites provided by the Company. Perquisites include monthly automobile allowances, health club dues, Company-provided health physicals, and spouse or family travel.
(4)	David Honeyfield became a Named Executive Officer December 19, 2016.

2016 GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)
Barton R. Brookman	1/1/2016	—	750,000	1,500,000	—	—	—	—	—	—	—
	1/11/2016	—	—	—	6,004	12,008	24,016	—	—	—	871,060	(2)
	1/11/2016	—	—	—	—	—	—	—	29,036	51.63	782,811	(3)
	1/11/2016	—	—	—	—	—	—	30,483	—	—	1,573,837	(4)

David W. Honeyfield	12/19/2016	—	—	—	—	—	—	10,739	—	—	837,535	(5)
	12/19/2016	—	—	—	—	—	—	7,893	—	—	615,575	(5)

Lance A. Lauck	1/1/2016	—	310,250	620,500	—	—	—	—	—	—	—
	1/11/2016	—	—	—	2,367	4,733	9,466	—	—	—	343,332	(2)
	1/11/2016	—	—	—	—	—	—	—	11,445	51.63	308,557	(3)
	1/11/2016	—	—	—	—	—	—	12,015	—	—	620,335	(4)

Scott J. Reasoner	1/1/2016	—	272,000	544,000	—	—	—	—	—	—	—
	1/11/2016	—	—	—	1,973	3,945	7,890	—	—	—	286,170	(2)
	1/11/2016	—	—	—	—	—	—	—	9,538	51.63	257,144	(3)
	1/11/2016	—	—	—	—	—	—	10,013	—	—	516,971	(4)

Daniel W. Amidon	1/1/2016	—	262,400	524,800	—	—	—	—	—	—	—
	1/11/2016	—	—	—	1,797	3,594	7,188	—	—	—	260,709	(2)
	1/11/2016	—	—	—	—	—	—	—	8,690	51.63	234,282	(3)
	1/11/2016	—	—	—	—	—	—	9,123	—	—	471,021	(4)

Gysle R. Shellum	—	—	—	—	—	—	—	—	—	—	—	(6)

R. Scott Meyers	4/1/2016	—	—	—	—	—	—	5,571	—	—	332,143	(7)

(1)	Represents target and maximum cash awards payable under the Company’s annual incentive plan.
(2)	Represents annual performance share unit awards under the 2010 LTI Plan. Grant date fair value is computed by multiplying the number of performance shares units awarded by the grant date fair value as computed utilizing the Monte Carlo pricing model, which was $72.54 per share.
(3)	Represents annual SARs awarded under the Company’s 2010 LTI Plan. Grant date fair value for SARs is computed by multiplying the number of SARs awarded by the grant date fair value as computed utilizing the Black-Scholes pricing model, which was $26.96 per SAR.
(4)	Represents annual time-based restricted stock unit awards under the 2010 LTI Plan. Grant date fair value for restricted stock units is computed by multiplying the number of shares awarded by the closing price of the Company’s common stock, as reported on the NASDAQ Global Select Market on the date of grant of January 11, 2016, which was $51.63.
(5)	Represents time-based restricted stock units awarded under the 2010 LTI Plan. This annual 2017 grant of 7,893 shares that was issued in 2016 and for special new hire award of 10,739 shares. Grant date fair value for restricted stock units is computed by multiplying the number of shares awarded by the closing price of the Company’s common stock, as reported on the NASDAQ Global Select Market on the date of grant of December 19, 2016, which was $77.99. For a description of the awards, see “Agreements with Named Executive Officers — Employment Package with Mr. Honeyfield.”
(6)	Gysle Shellum did not receive incentive awards in 2016 due to his scheduled retirement.
(7)	Represents annual time-based restricted stock unit awards under the 2010 LTI Plan. Grant date fair value for restricted stock units is computed by multiplying the number of shares awarded by the closing price of the Company’s common stock, as reported on the NASDAQ Global Select Market on the date of grant of April 1, 2016, which was $59.62.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

	Options/SARs Awards				Stock Awards
			Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(3) ($)

	Number of Securities Underlying Unexercised Options/SARs Held at December 31, 2016
Name	Exercisable (#)	Unexercisable(1) (#)
Barton R. Brookman	8,295	—	24.44	4/19/2020	35,783	2,597,130	23,481	1,704,251
	5,104	—	43.95	3/11/2021	—	—	—	—
	9,766	—	30.19	1/16/2022	—	—	—	—
	12,620	—	37.18	1/15/2023	—	—	—	—
	9,193	4,597	49.57	1/15/2024	—	—	—	—
	17,762	8,881	39.63	1/13/2025	—	—	—	—
	9,678	19,358	51.63	1/10/2026	—	—	—	—

David W. Honeyfield	—	—	—	—	18,632	1,352,311	—	—

Lance A. Lauck	7,319	—	24.44	4/19/2020	16,581	1,203,449	9,991	725,147
	4,176	—	43.95	3/11/2021	—	—	—	—
	7,935	—	30.19	1/16/2022	—	—	—	—
	10,096	—	37.18	1/15/2023	—	—	—	—
	6,730	3,366	49.57	1/15/2024	—	—	—	—
	8,141	4,071	39.63	1/13/2025	—	—	—	—
	3,815	7,630	51.63	1/10/2026	—	—	—	—

Scott J. Reasoner	5,180	2,591	39.63	1/13/2025	12,030	873,137	7,291	529,181
	3,179	6,359	51.63	1/10/2026

Daniel W. Amidon	7,807	—	24.44	4/19/2020	14,862	1,078,684	7,657	555,745
	4,176	—	43.95	3/11/2021	—	—	—	—
	7,935	—	30.19	1/16/2022	—	—	—	—
	10,096	—	37.18	1/15/2023	—	—	—	—
	6,730	3,366	49.57	1/15/2024	—	—	—	—
	6,290	3,146	39.63	1/13/2025	—	—	—	—
	2,896	5,794	51.63	1/10/2026	—	—	—	—

R. Scott Meyers	—	—	—	—	13,129	952,903	—	—

(1)	SARs granted from 2013 to 2016 vest ratably over three years. The exercise price related to the SARs does not represent capital payable to the Company, but rather represents the base from which the stock appreciation value will be determined on the date of exercise.

(2)	The restricted stock in this column vests as follows:

	Shares Vesting Per Year
	2017	2018	2019	Total
Barton R. Brookman	15,612	10,010	10,161	35,783
David W. Honeyfield	6,210	6,211	6,211	18,632
Lance A. Lauck	7,988	4,588	4,005	16,581
Scott J. Reasoner	5,772	2,920	3,338	12,030
Daniel W. Amidon	7,024	4,797	3,041	14,862
R. Scott Meyers	5,387	5,885	1,857	13,129

(3)	The market value of these shares is based on the closing price of the Company’s common stock of $72.58, as reported on NASDAQ Global Select Market on December 31, 2016.
(4)	Performance shares granted in 2015 and 2016 are contingent upon the achievement of certain specified stock performance goals. For a description of the performance share grants in 2016, see “Terms of the 2016 Equity Grants — Performance Shares.”

2016 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Barton R. Brookman	—	—	38,362	2,715,043
Lance A. Lauck	—	—	22,216	1,548,412
Scott J. Reasoner	—	—	11,251	757,348
Daniel W. Amidon	—	—	21,461	1,492,033
Gysle R. Shellum	24,833	341,480	43,100	2,317,800
R. Scott Meyers	—	—	4,932	294,046

(1)	The number of shares shown below includes restricted stock and performance shares that vested in 2016.
(2)	Value of the restricted shares and performance shares that vested in 2016 is determined by multiplying the number of shares vesting by the market value of the shares on the vesting date.

Name	Restricted	Performance(3)	Total
Barton R. Brookman	25,150	13,212	38,362
Lance A. Lauck	12,576	9,640	22,216
Scott J. Reasoner	11,251	—	11,251
Daniel W. Amidon	11,821	9,640	21,461
Gysle R. Shellum	20,534	22,566	43,100
R. Scott Meyers	4,932	—	4,932

(3)	The performance shares that vested in 2016 covered the three-year period January 1, 2014 through December 31, 2016. Based on the Company’s excellent TSR performance over this three-year period, the Company ranked first among its peers, resulting in 200 percent of the target award payout to the Named Executive Officers above (see “2016 Compensation Decisions — Long-Term Incentives — 2014 — 2016 Performance Share Results” for more information).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company may be obligated to pay certain benefits under the Severance Plan and, with respect to certain Named Executive Officers, “grandfathered” employment agreements.  As of December 31, 2016, only Messrs. Lauck and Amidon remained covered under “grandfathered” employment agreements.  Mr. Meyers is covered under a separate severance plan (described below) and Mr. Shellum relinquished his severance benefits in October 2015 upon announcing his retirement and entering into his Retirement Agreement with the Company (see “Shellum Retirement Agreement” below).

The primary purpose of the Severance Plan and the severance provisions of the employment agreements is to provide severance benefits in the event of the termination of the Named Executive Officer by the Company without “just cause” or termination by the Named Executive Officer for “good reason,” either prior to or following a change in control of the Company.  Upon a change in control, the Severance Plan and individual employment agreements provide benefits only in the event that an executive is terminated by the acquiring company “without cause” or by the executive for “good reason” (i.e., they are “double-trigger” in nature).

The severance benefits an executive would receive under the Severance Plan under various termination scenarios are as follows:

•	Termination by the Company without “just cause” or termination by the executive for “good reason”:

•	Tier One executive (CEO only) receives two times the sum of his or her base salary and target bonus for the year;

•	Tier Two executives (all other Named Executive Officers) would receive one and one-half times the sum of his or her base salary and target bonus for the year; and

•	Continuation of health benefits for up to 18 months.

•	Termination related to a change in control of the Company:

•	Tier One executive (CEO only) would receive three times the sum of his or her base salary and target bonus for the year;

•	Tier Two executives (all other Named Executive Officers) would receive two and one-half times the sum of his or her base salary and target bonus for the year;

•	All executives would receive a pro-rata bonus at the target amount for the year of termination; and

•	Continuation of health benefits for up to 18 months.

The Severance Plan provides a benefit “offset” so that cash benefits paid upon severance would be reduced by any other severance benefits that the executive is entitled to receive under a Company plan.  The grandfathered employment agreements provide benefits similar to those provided under the Severance Plan, but vary in the amounts of cash benefit provided to each covered Named Executive Officer.  The following table summarizes the cash payout under certain termination scenarios for each Named Executive Officer (other than Messrs. Shellum) as of December 31, 2016:

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON	TERMINATION DUE TO CHANGE IN CONTROL	CONTROLLING PLAN OR AGREEMENT
Barton R. Brookman	2x base plus target bonus	3x base plus target bonus plus pro-rata bonus for the year of termination	Severance Plan

David W. Honeyfield	1.5 base plus target bonus	2.5 base plus target bonus plus pro-rata bonus for year of termination	Severance Plan

Lance A. Lauck	2x base plus bonus*	3x base plus bonus*	Grandfathered Employment Agreement

Daniel W. Amidon	3x base plus bonus*	3x base plus bonus*	Grandfathered Employment Agreement

Scott J. Reasoner	1.5x base plus target bonus	2.5x base plus target bonus plus pro-rata bonus for year of termination	Severance Plan

R. Scott Meyers	base plus target bonus		VP Change of Control and Severance Plan

*	Highest bonus of last two years

As a condition of receiving severance benefits under the Severance Plan and under the terms of the grandfathered employment agreements, there is a non-disclosure covenant and a non-compete covenant pursuant to which the executive officer is prohibited for a period of one year following his termination from engaging in any competing business in any county in which the Company is doing business or any adjacent county.  In addition, the executive is prohibited from soliciting employees from the Company for up to two years (varies by individual agreement) following termination.  To aid in the enforcement of these provisions, prior to a change in control of the Company, the Severance Plan provides for payment of the severance benefits over 12 months.

The grandfathered employment agreements contain a clawback provision and the executives covered under the Severance Plan are covered under the Company’s clawback policy (see “Clawback Policy”).  The grandfathered employment agreements automatically extend for 12 months on December 31 of each year prior to the last year of the employment agreement (or any extensions thereof) unless either party gives notice of non-renewal at least 30 days prior to such December 31 automatic extension date.

Mr. Meyers participates in a separate severance plan that covers vice president level employees of the Company (the “VP Severance Plan”).  Under the terms of the VP Severance Plan, if Mr. Meyers is terminated by the Company “without Cause,” as defined in the VP Severance Plan, he would be entitled to (i) a cash payment, paid over 12 months, equal to his base salary, (ii) his target bonus amount, and (iii) up to 12 months of subsidized COBRA under the Company’s health insurance plans.  If he is terminated without “cause” or “Good Reason” related to a “change in control” of the Company, as defined in the plan, he would be entitled to: (i) lump sum cash payment equal to two times his base salary, (ii) a target bonus amount, and (iii) up to 18 months of subsidized COBRA under the Company’s health insurance plans.  As a condition of receiving benefits, Mr. Meyers would be subject to a two year non-solicitation clause.

Impact of Termination and Change in Control on Long-Term Incentive Plans

Under the terms of the 2010 LTI Plan and related grant agreements and employment agreements, all unvested restricted stock units and SARs vest upon death, disability or change in control.  The following table outlines the effect on outstanding unvested LTI awards under various termination scenarios and upon a change in control of the Company based on the terms of the 2010 LTI Plan and related grant agreements and the executive employment agreements:

TERMINATION SCENARIO/ CHANGE IN CONTROL	RESTRICTED STOCK/SARs/ OPTIONS	PERFORMANCE SHARE UNITS
Voluntary Termination	Forfeited	Forfeited
Termination for Cause	Forfeited	Forfeited
Termination by Company Without Cause or Executive for Good Reason Prior to Change in Control	Vests

Executives with Grandfathered Employment Agreements:

Forfeited

Executives in Severance Plan:

2015 and 2016 grants: Portion to be earned at end of performance period determined at time of termination at the sole discretion of the Committee.

Death	Vests	Earned pro-rata based on performance through either date of death or end of performance period.
Disability	Vests	Earned pro-rata based on performance at end of performance period.
Occurrence of a Change in Control	Vests	If less than 50% of the performance period has elapsed, earns 100% of performance share units. If 50% or more of the performance period has elapsed, earns greater of actual performance through change in control or 100% of performance share units.

Change in Control Excise Tax Provision

The Company currently provides no income tax gross-up or excise tax gross-up pursuant to taxes that may be imposed on “excess parachute payments” within the meaning of Section 280G and Section 4999 of the Code.  The Severance Plan and the grandfathered employment agreements provide that if it is determined that any payment or distribution by the Company to or for the executive’s benefit would constitute an “excess parachute payment,” the Company will either (1) pay the total amount to the executive and he would be responsible for the 20 percent excise tax; or (2) reduce the executive’s payments such that the executive receives no “excess parachute payments,” whichever amount would give the executive the greater benefit on a net, after-tax basis.  Although the Company would be denied a tax deduction for such excess parachute payments under alternative (1) above, the Committee believes the cost to the Company would be minimal as a percentage of the entire value of the change of control transaction.

Shellum Retirement Agreement

In October 2015, Mr. Shellum announced his intention to retire from the Company, effective June 30, 2016.  Pursuant to Mr. Shellum’s Retirement Agreement with the Company, Mr. Shellum received the following: (i) his then-current base salary through June 30, 2016, (ii) a bonus for 2015 performance paid consistent with other Named Executive Officers, (iii) a pro-rated target bonus for 2016 in the amount of $146,000 paid at termination, (iv) a stay bonus of $700,000 paid at termination, and (v) a medical stipend paid following termination of employment for 30 months, based on the amount of the then-current COBRA rate.

In addition, as part of the Retirement Agreement, Mr. Shellum’s existing equity incentive awards were amended to provide the following: (i) he received full vesting of his outstanding SARs and restricted stock/units (with SARs vesting on his date of termination and being exercisable for 12 months following termination), and (ii) outstanding performance share units were earned based on performance through June 30, 2016.  No new equity grants were made to Mr. Shellum in 2016.

As part of the Retirement Agreement, Mr. Shellum executed a release agreement with the Company upon his termination of employment and he continues to be bound by the non-competition covenant and other restrictive covenants set forth in his Retirement Agreement.  The Retirement Agreement also provides compensation to Mr. Shellum for time required to assist the Company in certain specific matters.  No additional compensation was paid in 2016 for this assistance.

Termination Benefits Table

The tables below and the discussion that follows show compensation payable to each Named Executive Officer upon various termination scenarios both before and after a change of control of the Company (“COC”).  The amounts shown assume that termination occurred on December 31, 2016, that the closing price per share on such date was $72.58, and, in the event of termination due to COC, the executive’s benefit is not reduced as a result of Section 280G or Section 4999 of the Code (as described above).  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Barton R. Brookman

			Termination by Company Without Cause or by Exec for Good Reason
	Voluntary Termination	Termination for Cause	Prior to COC		After COC		Death		Disability
Cash Compensation
Cash Severance	—	—	3,000,000	(1)	4,500,000	(2)	—		—
Pro-rata Bonus	—	—	—		750,000	(3)	—		—
Acceleration of Unvested Equity
Restricted Stock	—	—	2,597,130	(4)	2,597,130	(4)	2,597,130	(4)	2,597,130	(4)
SARs	—	—	803,956	(4)	803,956	(4)	803,956	(4)	803,956	(4)
Performance Share Units	—	—		(5)	2,536,961	(6)	1,400,820	(7)	1,400,820	(8)
Benefits
Earned Profit Sharing(9)	10,600	10,600	10,600		10,600		10,600		10,600
Health Benefits Continuation	—	—	36,125	(10)	36,125	(10)	—		—

Total	10,600	10,600	6,447,811		11,234,772		4,812,506		4,812,506

(1)	Cash severance is equal to 2 times the sum of his base salary and target bonus.
(2)	Cash severance is equal to 3 times the sum of his base salary and target bonus.
(3)	Bonus amounts for 2016 are not determined until after December 31 and are subject to forfeiture until paid. Mr. Brookman is entitled to a pro-rata target bonus under the terms of the Severance Plan. As a result, the pro-rata bonus shown is based on target bonus for 2016 which was adjusted and earned in March 2017 based on the Company’s actual performance.
(4)	Restricted shares and SARs vest and become exercisable upon termination, change of control, disability or death.
(5)	For the 2016 performance share units, the Committee has the discretion to award from 0 percent to 100 percent of the target shares, adjusted for Company performance at the end of the performance period. Since no amount is guaranteed, no value is included for the 2016 performance share units. The 2015 performance share units would be forfeited.
(6)	For the 2016 performance share units, the value shown is the target number of shares awarded since less than half the performance period has occurred. For the 2015 performance share units, since Company performance exceeded 100 percent, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent).
(7)	In the case of death, one-third of the 2016 performance share units would be earned based on performance the through date of death and two-thirds of the 2015 performance share units would be earned based on performance at the end of the performance period. For the 2015 performance share units, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent) times the pro-rata amount earned for the performance period. For the 2016 performance share units, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (100 percent) times the pro-rata amount earned for the performance period.
(8)	In the case of disability, one-third of the 2016 and two-thirds of the 2015 performance share units would be earned. Although payment would not occur until the end of the performance period, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent for the 2015 two year performance period; 100 percent for 2016 one year performance period) times the pro-rata amount earned for the performance period.
(9)	The profit sharing contribution for 2016 that was credited to Mr. Brookman’s 401(k) account in March 2017.
(10)	Cost of Company-subsidized COBRA premium to continue health, vision and dental coverage to Mr. Brookman and any covered dependents for an 18-month period.

David W. Honeyfield

			Termination by Company Without Cause or by Exec for Good Reason
Element of Compensation	Voluntary Termination	Termination for Cause	Prior to COC		After COC		Death		Disability
Cash Compensation
Cash Severance	—	—	1,080,000	(1)	1,800,000	(2)	—		—
Bonus	—	—	350,000	(3)	350,000	(3)	—		—
Acceleration of Unvested Equity
Restricted Stock	—	—	1,352,311	(4)	1,352,311	(4)	1,352,311	(4)	1,352,311	(4)
SARs	—	—	—		—		—		—
Performance Shares	—	—	—		—		—		—
Benefits
Earned Profit Sharing	—	—	—		—		—		—
Health Benefits Continuation	—	—	36,125	(5)	36,125	(5)	—		—

Total	—	—	2,818,435		3,538,435		1,352,311		1,352,311

(1)	Cash severance is equal to 1.5 times the sum of his base salary and target bonus.
(2)	Cash severance is equal to 2.5 times the sum of his base salary and target bonus.
(3)	Upon the hiring of Mr. Honeyfield in December 2016, we agreed to pay him a 2016 bonus, payable in March 2017 to replace forgone compensation from his previous employer.
(4)	Restricted shares vest and become exercisable upon termination, change of control, disability or death.
(5)	Cost of Company-subsidized COBRA premium to continue health, vision and dental coverage to Mr. Honeyfield and any covered dependents for an 18-month period.

Lance A. Lauck

				Termination by Company Without Cause or by Exec for Good Reason
	Voluntary Termination	Termination for Cause		Prior to COC		After COC		Death		Disability
Cash Compensation
Cash Severance	—	—		1,616,000	(1)	2,424,000	(2)	—		—
Salary Continuation	—	—		—		—		182,500	(3)	273,750	(4)
Pro-rata Bonus	—	310,250	(5)	—		—		—		—
Acceleration of Unvested Equity
Restricted Stock	—	—		1,203,449	(6)	1,203,449	(6)	1,203,449	(6)	1,203,449	(6)
SARs	—	—		371,440	(6)	371,440	(6)	371,440	(6)	371,440	(6)
Performance Share Units	—	—			(7)	1,106,772	(8)	623,355	(9)	623,355	(10)
Benefits
Earned Profit Sharing(11)	10,600	10,600		10,600		10,600		10,600		10,600
Health Benefits Continuation	—	—		36,125	(12)	36,125	(12)	36,125	(12)	36,125	(12)

Total	10,600	320,850		3,237,614		5,152,386		2,427,469		2,518,719

(1)	Cash severance equal to 2 times the sum of his base salary and highest bonus paid in last two years (2015 bonus paid in March 2016).
(2)	Cash severance equal to 3 times the sum of his base salary and highest bonus paid in the last two years (2015 bonus paid in March 2016).
(3)	In the event of death, Mr. Lauck would receive a lump sum payment equal to six months base salary.
(4)	In the event of short term disability, base salary would continue for 13 weeks. Upon qualifying for long-term disability, Mr. Lauck would receive an additional lump sum payment equal to six months’ base salary.
(5)	Bonus amounts for 2016 are not determined until after December 31 and are subject to forfeiture until paid. Mr. Lauck is entitled to a pro-rata bonus under the terms of his Agreement. As a result, the pro-rata bonus shown is based on the target bonus for 2016, which was adjusted and earned in March 2017 based on the Company’s actual performance.
(6)	Restricted shares and SARs vest and become exercisable upon termination, change of control, disability or death.
(7)	performance share units awarded in 2015 and 2016 would be forfeited.
(8)	For the 2016 performance share units, the value shown is the target number of shares awarded since less than half the performance period has occurred. For the 2015 performance share units, since Company performance exceeded 100 percent, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent).
(9)	In the case of death, one-third of the 2016 award would be earned based on performance through the date of death and two-thirds of the 2015 performance share units would be earned based on performance at the end of the performance period. The value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent) times the pro-rata amount earned for the performance period.
(10)	In the case of disability, one-third of the 2016 and two-thirds of the 2015 performance share units would be earned. Although payment would not occur until the end of the performance period, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent) times the pro-rata amount earned for the performance period.
(11)	The profit sharing contribution for 2016 that was credited to Mr. Lauck’s 401(k) account in March 2017.
(12)	Cost of Company-subsidized COBRA premium to continue health, vision and dental coverage to Mr. Lauck and any covered dependents for an 18-month period.

Scott J. Reasoner

			Termination by Company Without Cause or by Exec for Good Reason
	Voluntary Termination	Termination for Cause	Prior to COC		After COC		Death		Disability
Cash Compensation
Cash Severance	—	—	918,000	(1)	1,530,000	(2)	—		—
Pro-rata Bonus	—	—	—		272,000	(3)	—		—
Acceleration of Unvested Equity
Restricted Stock	—	—	873,137	(4)	873,137	(4)	873,137	(4)	873,137	(4)
SARs	—	—	218,595	(4)	218,595	(4)	218,595	(4)	218,595	(4)
Performance Share Units	—	—		(5)	772,033	(6)	419,253	(7)	419,253	(8)
Benefits
Earned Profit Sharing(9)	10,600	10,600	10,600		10,600		10,600		10,600
Health Benefits Continuation	—	—	36,125	(10)	36,125	(10)	—		—

Total	10,600	10,600	2,056,457		3,712,490		1,521,585		1,521,585

(1)	Cash severance is equal to 1.5 times the sum of his base salary and target bonus.
(2)	Cash severance is equal to 2.5 times the sum of his base salary and target bonus.
(3)	Bonus amounts for 2016 are not determined until after December 31 and are subject to forfeiture until paid. Mr. Reasoner is entitled to a pro-rata target bonus under the terms of the Severance Plan. As a result, the pro-rata bonus shown is based on the target bonus for 2016, which was adjusted and earned in February 2017 based on the Company’s actual performance.
(4)	Restricted shares and SARs vest and become exercisable upon termination, change of control, disability or death.
(5)	For the 2016 performance share units, the Committee has the discretion to award from 0 percent to 100 percent of the target shares, adjusted for Company performance at the end of the performance period. Since no amount is guaranteed, no value is included for the 2016 performance share units. The 2015 performance share units would be forfeited.
(6)	For the 2016 performance share units, the value shown is the target number of shares awarded since less than half the performance period has occurred. For the 2015 performance share units, since Company performance exceeded 100 percent, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent).
(7)	In the case of death, one-third of the 2016 performance share units would be earned based on performance through the date of death and two-thirds of the 2015 performance share units would be earned based on performance at the end of the performance period. For the 2015 performance share units, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent) times the pro-rata amount earned for the performance period. For the 2016 performance share units, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (100 percent) times the pro-rata amount earned for the performance period.
(8)	In the case of disability, one-third of the 2016 and two-thirds of the 2015 performance share units would be earned. Although payment would not occur until the end of the performance period, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent for the 2015 two year performance period; 100 percent for 2016 one year performance period) times the pro-rata amount earned for the performance period.
(9)	The profit sharing contribution for 2016 that was credited to Mr. Reasoner’s 401(k) account in March 2017.
(10)	Cost of Company-subsidized COBRA premium to continue health, vision and dental coverage to Mr. Reasoner and any covered dependents for an 18-month period.

Daniel W. Amidon

				Termination by Company Without Cause or by Exec for Good Reason
	Voluntary Termination		Termination for Cause	Prior to COC		After COC		Death		Disability
Cash Compensation
Cash Severance	—		—	2,118,000	(1)	2,118,000	(1)	—		—
Salary Continuation	—		—	—		—		164,000	(2)	246,000	(3)
Pro-rata Bonus	262,400	(4)	—	—		—		262,400	(4)	262,400	(4)
Acceleration of Unvested Equity
Restricted Stock	—		—	1,078,684	(5)	1,078,684	(5)	1,078,684	(5)	1,078,684	(5)
SARs	—			302,497	(5)	302,497	(5)	302,497	(5)	302,497	(5)
Performance Share Units	—		—		(6)	850,638	(7)	480,152	(8)	480,152	(9)
Benefits
Earned Profit Sharing(10)	10,600		10,600	10,600		10,600		10,600		10,600
Health Benefits Continuation	—		—	26,381	(11)	26,381	(11)	26,381	(11)	26,381	(11)

Total	273,000		10,600	3,536,162		4,386,800		2,324,714		2,406,714

(1)	Cash severance equal to 3 times the sum of his base salary and highest bonus paid or payable in last two years (2015 bonus paid in March 2016 since 2016 bonus not determined) as of December 31, 2016.
(2)	In the event of death, Mr. Amidon would receive a lump sum payment equal to six months base salary.
(3)	In the event of short term disability, base salary would continue for 13 weeks. Upon qualifying for long-term disability, Mr. Amidon would receive an additional lump sum payment equal to six months’ base salary.
(4)	Bonus amounts for 2016 are not determined until after December 31 and are subject to forfeiture until paid. Mr. Amidon is entitled to a pro-rata bonus under the terms of his agreement (in the case of a “voluntary termination”, only if he terminates after March 31). As a result, the pro-rata bonus shown is based on the target bonus for 2016, which was adjusted and earned in March 2017 based on the Company’s actual performance.
(5)	Restricted shares and SARs vest and become exercisable upon termination, change of control, disability or death.
(6)	performance share units awarded in 2015 and 2016 are forfeited.
(7)	For the 2016 performance share units, the value shown is the target number of shares awarded since less than half the performance period has occurred. For the 2015 performance share units, since Company performance exceeded 100 percent, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent).
(8)	In the case of death, one-third of the 2016 award would be earned based on performance through the date of death and two-thirds of the 2015 performance share units would be earned based on performance at the end of the performance period. The value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent) times the pro-rata amount earned for the performance period.
(9)	In the case of disability, one-third of the 2016 and two-thirds of the 2015 performance share units would be earned. Although payment would not occur until the end of the performance period, the value shown is the target number of shares awarded adjusted for Company performance through December 31, 2016 (200 percent) times the pro-rata amount earned for the performance period.
(10)	The profit sharing contribution for 2016 that was credited to Mr. Amidon’s 401(k) account in March 2017.
(11)	Cost of Company-subsidized COBRA premium to continue health, vision and dental coverage to Mr. Amidon and any covered dependents for an 18-month period.

R. Scott Meyers

			Termination by Company Without Cause or by Exec for Good Reason
Element of Compensation	Voluntary Termination	Termination for Cause	Prior to COC		After COC		Death		Disability
Cash Compensation
Cash Severance	—	—	388,310	(1)	776,620	(2)	—		—
Bonus	—	—	—		—		—		—
Acceleration of Unvested Equity
Restricted Stock	—	—	952,903	(3)	952,903	(3)	952,903	(3)	952,903	(3)
SARs	—	—	—		—		—		—
Performance Share Units	—	—	—		—		—		—
Benefits
Earned Profit Sharing(4)	10,600	10,600	10,600		10,600		10,600		10,600
Health Benefits Continuation	—	—	24,083	(5)	36,125	(6)	—		—

Total	10,600	10,600	1,375,896		1,776,248		963,503		963,503

(1)	Cash severance is equal to the sum of his base salary and target bonus.
(2)	Cash severance is equal to 2.0 times the sum of his base salary and target bonus.
(3)	Restricted shares vest and become exercisable upon termination or change of control.
(4)	The profit sharing contribution for 2016 that was credited to Mr. Meyers’ 401(k) account in March 2017.
(5)	Cost of continued coverage of Mr. Meyers and his dependents under the Company’s group health care plans on a subsidized basis for a 12-month period.
(6)	Cost of continued coverage of Mr. Meyers and his dependents under the Company’s group health care plans on a subsidized basis for a 18-month period.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information related to our equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1) (#)	Weighted-Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2) (#)
Equity compensation plans approved by security holders	292,498	41.36	839,052
Equity compensation plans not approved by security holders	—	—	—

Total	292,498	41.36	839,052

(1)	Includes 48,420 shares of common stock to be issued based upon continuous employment and the maximum achievement of certain performance goals over a specified period of time as described in “Outstanding Equity Awards at 2016 Fiscal Year-End.” These shares have been excluded from the weighted average exercise price calculation.
(2)	The number of securities remaining available for future issuances has been reduced by the number of securities to be issued upon exercise of outstanding options, SARs and restricted shares subject to time vesting and certain market-based performance goals over a specified period of time.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Stockholder Proposals for 2018 Annual Meeting

Any proposal that a stockholder wishes to include in the Company’s Proxy Statement for the 2018 annual meeting of stockholders must be received by the Company at its principal office on or prior to December 20, 2017, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be addressed to:

Corporate Secretary

PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, Colorado, 80203

Advance Notice Procedures Under the Company’s Bylaws

Any proposal or nomination for Director that a stockholder wishes to propose for consideration at the 2018 annual meeting of stockholders, but does not seek to include in our Proxy Statement under applicable SEC rules, must be submitted in accordance with Section 2.9(A)(2) of the Company’s Bylaws, which provides that no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered advance notice to the Company.  The notice must contain certain information specified in the Bylaws and be delivered to the Corporate Secretary at the address set forth above not less than 80 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.  In the case of the 2018 annual meeting, the notice must be delivered between March 1, 2018 and March 11, 2018.  However, the Bylaws also provide that if the meeting is held more than 30 days before the anniversary of the prior year’s annual meeting or 60 days after such anniversary, notice can generally be given not later than the tenth day following the day on which public announcement of the date of the annual meeting is first made by the Company.

Pursuant to SEC Rule 14a-4(c)(1), if our Corporate Secretary receives any stockholder proposal at the address listed above after March 3, 2018 that is intended to be presented at the 2018 annual meeting of stockholders without inclusion in the Proxy Statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders.  This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies.  Both the Company and some of our intermediaries may be householding our proxy materials and annual report.  Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent.  Should you wish to receive separate copies of our annual report and proxy statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written or oral request to us at our phone number or address appearing on the cover of this Proxy Statement, to the attention of the Corporate Secretary.  If you hold your shares through an intermediary that is householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

By Order of the Board of Directors,

Barton R. Brookman

President and Chief Executive Officer

Dated: April 19, 2017

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON WHO IS A RECORD OR BENEFICIAL HOLDER OF COMMON STOCK OF THE COMPANY, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  COPIES MAY BE OBTAINED FREE OF CHARGE BY WRITING TO INVESTOR RELATIONS, PDC ENERGY, INC., 1775 SHERMAN STREET, SUITE 3000, DENVER, COLORADO, 80203.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m. Eastern Time on May 30, 2017.

Vote by Internet • Go to www.envisionreports.com/PDCE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE

BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3 and FOR an advisory vote every one year on Named
Executive Officer compensation.

1. Elect Two Class I Directors:	For	Withhold				For	Withhold	+
01 - David C. Parke	☐	☐	02 - Jeffrey C. Swoveland			☐	☐
			For	Against	Abstain
2. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2017.			☐	☐	☐

3. Approve, on an advisory basis, the compensation of the Company’s Named Executive Officers.			☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4. Approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers.		☐	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon.  Joint owners should each sign personally.  When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title as such.  If a corporation or partnership, please sign full corporate or partnership name, by an authorized officer or an authorized person, respectively.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 (if needed) — Please keep signature within the box.

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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Proxy Solicited by Board of Directors for 2017 Annual Meeting of Stockholders

The undersigned appoints DAVID W. HONEYFIELD and DANIEL W. AMIDON, and either of them, proxies, each with full power to act without the other and with full power of substitution for and in the name of the undersigned at the 2017 Annual Meeting of Stockholders of PDC Energy, Inc. (the “Company”) to be held on May 30, 2017, at 1:00 p.m. Mountain Time, and at any adjournment or postponement thereof, to vote all shares of the common stock of the Company held by the undersigned with respect to the matters specified herein and on such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for such meeting to be held on May 30, 2017, and a copy of the Company’s 2016 Annual Report.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.  THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR EACH OF THE DIRECTORS SPECIFIED IN PROPOSAL 1 AND FOR EACH OF PROPOSAL 2 AND PROPOSAL 3 AND FOR AN ADVISORY VOTE EVERY ONE YEAR ON NAMED EXECUTIVE OFFICER COMPENSATION.

In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof.

IMPORTANT INFORMATION IS CONTAINED ON OTHER SIDE OF THIS CARD.  PLEASE READ BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.